Exhibit 2.1

STOCK PURCHASE AGREEMENT

by

and between

STR HOLDINGS, INC.

AND

ZHEN FA NEW ENERGY (U.S.) CO., LTD.

Dated as of August 11, 2014

i

Section 11.10	Amendment; Waiver	65
Section 11.11	Governing Law; Consent to Jurisdiction	65
Section 11.12	Language and Version	66
Section 11.13	Counterparts	66

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 11, 2014 (“Effective Date”), is made and entered into by and among STR Holdings, Inc., a Delaware corporation (the “Company”), and Zhen Fa New Energy (U.S.) Co., Ltd., a Nevada corporation (the “Purchaser”) (each a “Party”, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company manufactures solar panel encapsulation;

WHEREAS, the Purchaser is a U.S. Subsidiary of 振发能源集团有限公司 (Zhenfa Energy Group Co., Ltd.), a Chinese limited liability company (License Number: 渝新 500903000056264) specializing in the solar energy industry and photovoltaic power generation system construction, integration, and operation (“Parent”);

WHEREAS, the Company desires to issue and sell to the Purchaser an aggregate of 27,632,130 shares (the “Purchased Shares”) of the authorized but unissued common stock, $0.01 par value per share, of the Company (the “Common Stock”) at a price per share of $0.784 (the “Purchase Price”), representing an aggregate investment by the Purchaser in the Company of $21,663,590;

WHEREAS, based on the number of shares of Common Stock outstanding as of July 31, 2014, the Purchased Shares would represent 51% of the total number of shares of Common Stock immediately following the Closing (as defined herein) under this Agreement;

WHEREAS, the Parties have agreed that the aggregate Purchase Price for all of the Purchased Shares be funded in part by the deposit by the Purchaser of $3,200,000 (the “Deposit”), in United States dollars and in immediately available funds, to the Company on the Effective Date, which Deposit, together with $200,000 of Prior Payments (as defined herein) previously made by the Purchaser to the Company, shall be credited against such aggregate Purchase Price at the Closing or shall, subject to certain exceptions, be refunded to the Purchaser (together with accrued interest on the Deposit) if this Agreement shall be terminated prior to the Closing upon certain terms and conditions described in this Agreement;

WHEREAS, as a condition to the consummation of the sale of the Purchased Shares, immediately prior to the Closing on the Closing Date (as defined herein), the Company shall declare a special dividend to be paid to the holders (other than the Purchaser) of all then-outstanding shares of Common Stock (“Stockholders”) at the close of the Business Day (as defined herein) selected as the record date for the payment therefor in an amount equal to $0.85 per share (“Special Dividend”);

WHEREAS, based on the number of shares of Common Stock outstanding as of July 31, 2014, the Special Dividend would be paid in respect of an aggregate of 26,548,520 shares of Common Stock, representing an aggregate payment of $22,566,242, which amount shall be funded from the payment of the aggregate Purchase Price plus other available cash of the Company;

WHEREAS, the combination of the aggregate Purchase Price and the aggregate amount of the Special Dividend implies an aggregate transaction value of $1.60 per share of Common Stock for the Company and its Stockholders;

WHEREAS, in connection the sale of the Purchased Shares, the Parties desire to establish a strategic relationship which, among other things, would include an agreement for the Parent’s assistance with the marketing, sales and distribution of the Company’s encapsulant products to Chinese solar module manufacturers in substantially the form attached hereto as Exhibit A (the “Sales Services Agreement”);

WHEREAS, the Parties desire that the Company use commercially reasonable efforts to maintain the Company’s continued compliance with the listing standards of the New York Stock Exchange (“NYSE”) and in relation thereto have agreed that it would be in the best interests of the Company to request that its Stockholders approve a reverse split of its Common Stock, at a rate to be determined by the Board of Directors (as defined herein) following consultations with the Purchaser (the “Reverse Stock Split”), which Reverse Stock Split may be implemented following the Closing hereunder;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has provided a guarantee in favor of the Company (the “Guarantee”), which Guarantee provides, subject to the terms and conditions contained therein, for a guarantee by the Parent of certain obligations of the Purchaser under this Agreement to the extent expressly provided therein; and

WHEREAS, the Company desires to sell and issue and the Purchaser desires to purchase the Purchased Shares, and the Parties desire to effect the other aspects of their strategic relationship on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

“Affiliate” of any Person means with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context requires otherwise, for purposes of this Agreement, neither the Parent nor the Purchaser shall be considered an “Affiliate” of the Company, and the Company shall not be considered an “Affiliate” of Parent or Purchaser.

“Agreement” shall have the meaning set forth in the Preamble.

“Acquisition Proposal” means any unsolicited bona fide written offer, proposal, inquiry, or indication of interest (other than an offer, proposal, inquiry, or indication of interest by the Purchaser or its Affiliates) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions involving:

(a)                                 Any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer, or other similar transaction (i) in which the Company or any of its Subsidiaries is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than fifteen percent (15%) of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries, or (iii) in which the Company or any of its Subsidiaries issues or sells securities representing more than fifteen percent (15%) of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries; or

(b)                                 Any sale (other than sales of inventory in the ordinary course of business), lease (other than in the ordinary course of business), exchange, transfer (other than sales of inventory in the ordinary course of business), license (other than nonexclusive licenses in the ordinary course of business), acquisition, or disposition of any business or businesses or assets that constitute or account for fifteen percent (15%) or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole (other than in connection with a liquidation or winding up of the business of the Company and its Subsidiaries).

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than those days on which banks in New York, New York are required or authorized to close.

“CFIUS” shall mean the Committee on Foreign Investment in the United States.

“Chinese Government Approvals” shall have the meaning set forth in Section 4.2(b).

“Closing” shall have the meaning set forth in Section 2.3.

“Closing Date” shall have the meaning set forth in Section 2.3.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Common Stock” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Preamble.

“Company Benefit Plans” means any employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), employee pension benefit plan (within the meaning of Section 3(2) of ERISA), bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, restricted stock, phantom stock, stock appreciation right, change of control, retirement, vacation, severance, disability, death benefit, hospitalization, medical, worker’s compensation, supplementary unemployment benefits, or other plan, arrangement, or understanding (whether or not in writing) or any employment agreement providing compensation or benefits to any current or former employee, officer, director, or independent contractor of the Company or any of its Subsidiaries or any beneficiary thereof or sponsored, entered into, maintained, or contributed to, as the case may be, by the Company or any of its Subsidiaries or their ERISA Affiliates or with respect to which the Company and its Subsidiaries or their ERISA Affiliates otherwise have any liabilities or obligations..

“Company Contract” means any Contract:  (a) to which the Company or any of its Subsidiaries is a party; (b) by which the Company or any of its Subsidiaries or any asset of the Company or any of its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

“Company IP” means all Intellectual Property owned, used or held for use by the Company or any of the Subsidiaries.

“Company SEC Documents” shall mean the documents filed (but not “furnished”)  by the Company with the SEC pursuant to the Securities Act, Exchange Act, and the rules and regulations of the SEC since December 31, 2013.

“Company Stock Options” shall have the meaning set forth in Section 3.5(b)(ii).

“Confidentiality Agreement” means the confidentiality agreement entered into by and between the Company and Zhenfa New Energy Science & Technology Co., Ltd., an Affiliate of the Parent, on May 27, 2014.

“Consent” means any approval, consent, ratification, permission, waiver, or authorization (including any Governmental Authorization).

“Contamination” shall have the meaning set forth in Section 3.9(b)(ii).

“Contemplated Transactions” shall mean the transactions contemplated in accordance with and subject to the terms of this Agreement and the other Transaction Agreements.

“Continuing Director” shall have the meaning set forth in Section 5.1(a).

“Continuing Directors Committee” shall have the meaning set forth in Section 5.1(a).

“Contract” means any written, oral, or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, or commitment or undertaking of any nature.

“Controlled Group Liability” means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, and (iv) corresponding or similar provisions of foreign laws or regulations, in each case, other than such liabilities that arise solely out of, or relate solely to, the Company Benefit Plans.

“Copyrights” means all copyrights, copyrightable works, semiconductor topography and mask work rights, and applications for registration thereof, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights, and rights of ownership of copyrightable works, semiconductor topography works, and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography, and mask work conventions.

“Department of Labor” means the United States Department of Labor.

“Department of the Treasury” means United States Department of the Treasury.

“Deposit” shall have the meaning set forth in the Recitals.

“Designation Period” means a period of time ending at the close of business, Eastern Time, on the 15th Business Day following the date of this Agreement.

“DGCL” means the Delaware General Corporate Law.

“Director” means a member of the Board of Directors of the Company.

“Disclosure Schedule” means a disclosure schedule that has been prepared by the Company and has been delivered by the Company to the Purchaser on the date of this Agreement.

“EDGAR” means the computer system for the receipt, acceptance, review and dissemination of documents submitted to the SEC in electronic format.

“Effective Date” shall have the meaning set forth in the Preamble.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest, or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, and any restriction on the possession, exercise, or transfer of any other attribute of ownership of any asset).

“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company, or joint stock company), firm, society, or other enterprise, association, organization, or entity.

“Environmental Law” shall have the meaning set forth in Section 3.9(b)(i).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” means, with respect to any entity, trade, or business, any other entity, trade, or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade, or business, or that is a member of the same “controlled group” as the first entity, trade, or business pursuant to Section 4001(a)(14) of ERISA.

“ESPP” shall have the meaning set forth in Section 6.3(e)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facilities” means any real property, leaseholds, or other interests currently or formerly owned or operated by the Company or any of its Subsidiaries and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company or any of its Subsidiaries.

“GAAP” means generally accepted accounting principles for financial reporting in the United States.

“Governmental Authorization” means any:  (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body, or Entity and any court or other tribunal).

“Guarantee” shall have the meaning set forth in the Recitals.

“Hazardous Substance” shall have the meaning set forth in Section 3.9(b)(iv).

“Intellectual Property” means collectively, all intellectual property and other similar proprietary rights in any jurisdiction throughout the world, whether owned, used, or held for use under license, whether registered or unregistered, including such rights in and to: (a) Trademarks, and the goodwill associated therewith, (b) Patents and inventions, invention disclosures, discoveries, and improvements, whether or not patentable, (c) Trade Secrets, and confidential information and rights to limit the use or disclosure thereof by any Person, (d) all works of authorship (whether copyrightable or not), Copyrights, and databases (or other collections of information, data works, or other materials), (e) software, including data files, source code, object code, firmware, mask works, application programming interfaces, computerized databases, and other software-related specifications and documentation, (f) designs and industrial designs, (g) Internet domain names, (h) rights of publicity and other rights to use the names and likeness of individuals, (i) moral rights, and (j) claims, causes of action, and defenses relating to the past, present, and future enforcement of any of the foregoing; in each case of (a) to (i) above, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Body in any jurisdiction.

“IRS” shall mean the Internal Revenue Service.

“Issued Patents” means all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents, and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office and any other Governmental Body.

“Knowledge” means, with respect to the Company, the actual knowledge of the chief executive officer, chief financial officer or the general counsel of the Company and its Subsidiaries, or with respect to the Purchaser, the actual knowledge of the chief executive officer and chief financial officer of Parent and the President of Purchaser.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding), hearing, inquiry, audit, examination, or investigation commenced, brought, conducted, or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign, or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, or requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NYSE).

“License Agreement” means any Contract, whether written or oral, and any amendments thereto (including license agreements, sub-license agreements, consulting agreements, research agreements, development agreements, distribution agreements, consent to use agreements, customer or client contracts, coexistence, nonassertion or settlement agreements, but excluding sales of products in the ordinary course of business), pursuant to which any interest in, or any right to use or exploit, any Intellectual Property has been granted.

“Lien” means any pledge, lien, charge, mortgage, encumbrance, or security interest of any kind or nature.

“Material Adverse Effect” means any event, state of facts, circumstance, development, change, effect or occurrence that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to (i) the business, condition (financial or otherwise), assets, or results of operations of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company to consummate the Contemplated Transactions or to perform any of its obligations under the Agreement, other than in the case of clause (i) or (ii) above, any event, state of facts, circumstances, development, change, effect or occurrence resulting from (A) changes in general economic, regulatory or political conditions or in the securities, credit or financial markets in general, (B) general changes or developments in the business in which the Company and its Subsidiaries operate, including any changed in applicable Legal Requirements affecting such business, (C) the negotiation, execution, announcement, existence of performance of this Agreement or the Contemplated Transactions, including (x) any fees or expenses incurred in connection therewith, and (y) the impact of the foregoing on relationships with customers, suppliers, employees and regulators, (D) the identity of Purchaser or any of its Affiliates as the purchaser of the Purchased Shares, (E) compliance with the terms of, or the taking of any action expressly required to be taken by the Company pursuant to this Agreement or expressly consented to by the Purchaser after the date hereof, (F) any acts of terrorism or war or any natural disaster or weather-related event, (G) changes in GAAP or the interpretation thereof, (H) changes in the price or trading volume of the Common Stock (provided that this clause (H) shall not be construed as providing that the change, event, circumstance, development, occurrence or state of facts giving rise to such change in price or trading volume does not constitute or contribute to a Material Adverse Effect on the Company), (I) any failure to meet internal or published projections, forecasts or revenue or earning predictions or any downward revisions for any period (provided that this clause (I) shall not be construed as providing that the change, event, circumstance, development, occurrence or state of facts giving rise to such failure does not constitute or contribute to a Material Adverse Effect on the Company), or (J) any action, suit, investigation or proceeding made, brought or threatened by any holder of capital stock of the Company, on the holder’s own behalf or on behalf of the Company on a derivative basis (other than any actions, suits, investigations or proceedings made, brought or threatened by any of the Company’s officers or directors), arising out of or related to any of the transactions contemplated hereby, including those transactions contemplated by this Agreement, except, in the case of the foregoing clause (A), (B) or (F), to the extent such changes or developments referred to therein would reasonably be expected to have a materially disproportionate negative impact on the Company and its Subsidiaries, taken as a whole, compared to other comparable participants in the Company’s industries.

“Material Contract” shall have the meaning set forth in Section 3.7(a).

“NYSE” shall have the meaning set forth in Recitals.

“Off-Balance Sheet Arrangement” means off-balance sheet arrangements as defined in Item 303(a)(4) of Regulation S-K of the SEC.

“Order” means any order, injunction, judgment, decree, ruling, stipulation, assessment, or arbitration award of any Governmental Body or arbitrator.

“Parent” shall have the meaning set forth in the Recitals.

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Patents” means the Issued Patents and the Patent Applications.

“Patent Applications” means all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures, and records of invention.

“PBGC” means the Pension Benefit Guaranty Corporation, an independent agency of the U.S. Government created by ERISA.

“Permitted IP Encumbrances” means (i) Encumbrances for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate accruals or reserves have been provided on the Company’s financial statements; (ii) mechanics, carriers’, workmen’s, repairmen’s, materialmen’s or other liens or security interests that are incurred in the ordinary course of business for amounts which are not delinquent and, in each case that do not adversely affect in any material respect the current use of the applicable property or are being contested in good faith and by appropriate proceedings; (iii) non-exclusive licenses in the ordinary course of business; (iv) Encumbrances imposed by applicable Laws (other than any such Encumbrance imposed pursuant to Section 430(k) of the Code or by Section 303(k) of ERISA); (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; and (vii) non-exclusive licenses relating to Intellectual Property granted in the ordinary course of business.

“Person” means any individual, Entity, or Governmental Body.

“Post-Closing Board” shall have the meaning set forth in Section 5.1(a).

“Prior Payments” means all amounts paid prior to the date hereof to the Company pursuant to the terms of the certain letter agreement by and between the Company and the Parent dated as of June 19, 2014.

“Proprietary Rights” means any: (a)(i) Issued Patents, (ii) Patent Applications, (iii) Trademarks, fictitious business names, and domain name registrations, (iv) Copyrights, (v) Trade Secrets, and (vi) all other ideas, inventions, designs, manufacturing and operating specifications, technical data, and other intangible assets, intellectual properties, and rights (whether or not appropriate steps have been taken to protect, under applicable Legal Requirements, such other intangible assets, properties, or rights); or (b) any right to use or exploit any of the foregoing.

“Proxy Statement” means the proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders Meeting.

“Purchase Price” shall have the meaning set forth in Section 2.1.

“Purchased Shares” shall have the meaning set forth in the Recitals.

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Disclosure Schedule” means a disclosure schedule that has been prepared by the Purchaser and has been delivered by the Purchaser to the Company on the date of this Agreement.

“Registered Copyrights” means all Copyrights for which registrations have been obtained or applications for registration have been filed in the United States Copyright Office or any other Governmental Body.

“Registered Trademarks” means all Trademarks for which registrations have been obtained or applications for registration have been filed in the United States Patent and Trademark Office or any other Governmental Body.

“Registration Rights Agreement” means that certain registration rights agreement to be entered into on the Closing Date between the Company and the Purchaser in substantially the form attached hereto as Exhibit B.

“Regulation S-K” means SEC Regulation S-K.

“Regulation S-X” means SEC Regulation S-X.

“Representatives” means officers, directors, employees, managers, agents, attorneys, accountants, advisors, and representatives of a Party or its Affiliates.

“Reverse Stock Split” shall have the meaning set forth in the Recitals.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SOX” shall mean the Sarbanes-Oxley Act of 2002.

“Special Dividend” shall have the meaning set forth in the Recitals.

“Stockholders” shall have the meaning set forth in the Recitals.

“Subsidiary” means an Entity of which another Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, or payroll tax), levy, assessment, duty (including any customs duty), or fee, and any related charge or amount (including any fine, penalty, or interest), imposed, assessed, or collected by or under the authority of any Taxing Authority responsible for the imposition of any such tax, levy, assessment, duty, or fee.

“Tax Return” means any return (including any information return), report, statement, declaration, schedule, notice, notification, form, election, certificate, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax (including estimated Taxes).

“Tax Ruling” shall have the meaning set forth in Section 3.21(i).

“Taxing Authority” means any Governmental Body responsible for the administration or collection of any Tax.

“Trade Secrets” means all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods, and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection Legal Requirements.

“Trademarks” means all (a) trademarks, service marks, marks, logos, insignias, designs, names, or other symbols, (b) applications for registration of trademarks, service marks, marks, logos, insignias, designs, names, or other symbols, and (c) trademarks, service marks, marks, logos, insignias, designs, names, or other symbols for which registrations has been obtained.

“Transaction Agreements” means the Registration Rights Agreement and the Sales Services Agreement.

ARTICLE II
SALE AND PURCHASE

Section 2.1                  Purchase and Sale of the Purchased Shares.  At the Closing, subject to the terms and conditions herein set forth and in reliance upon the respective representations and warranties of the Parties set forth herein, the Company hereby agrees to issue and sell, transfer and deliver the Purchased Shares to the Purchaser, and the Purchaser hereby agrees to purchase the Purchased Shares, at a price equal to $0.784 per share, representing an aggregate Purchase Price of $21,663,590.

Section 2.2                  Deliveries upon Execution of This Agreement.  In connection with the execution of this Agreement by the Parties:

(a)                                 Deposit.  On the Effective Date, Purchaser shall deliver the Deposit, in United States dollars and in immediately available funds, to the Company, to such interest-bearing account as the Company may designate. The Company shall invest the Deposit in a commercial money market account and shall promptly provide the Purchaser with confirmation of the investments made.  The Company shall not commingle the Deposit with any other funds.  All interest accruing on the Deposit shall be deemed to be for the account of the Purchaser, and paid to the Purchaser upon Closing.  Upon Closing, the Parties shall consider the Deposit as a credit reducing the amount of the Purchase Price otherwise owing to the Company pursuant to Section 2.1 hereof.  Upon the occurrence of any Termination Event or any other failure to consummate the Contemplated Transactions, other than as a result of a Breach by Purchaser of this Agreement and/or a Breach by the Parent of the Guarantee as a result of which this Agreement is terminated by the Company pursuant to Section 10.1(a) hereof, the Deposit, together with accrued interest thereon, and all Prior Payments, without interest, shall be returned to the Purchaser no later than the tenth Business Day following the termination of this Agreement, by wire transfer of immediately available funds to such account as the Purchaser may designate. If the Company fails to pay the Deposit, together with accrued interest thereon, and all Prior Payments, without interest, when due in accordance with this Section 2.2(a), the Company shall pay to the Purchaser interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the Purchaser in full) at a rate per annum equal to six percent (6%). Upon the occurrence of any Termination Event or any other failure to consummate the Contemplated Transactions as a result of a Breach by Purchaser of this Agreement and/or a material inaccuracy in or breach of, or any failure to perform or comply with a representation, warranty, covenant, obligation or other provision of the Guarantee by the Parent, the Deposit, together with accrued interest thereon, and all Prior Payments, without interest, shall be retained by the Company.

(b)                                 Execution of Sales Services Agreement.  On the Effective Date, the Parties shall execute the Sales Services Agreement.

Section 2.3                  The Closing.  Subject to the terms and conditions contained herein, the closing of the purchase and sale of the Purchased Shares by the Purchaser under this Agreement (the “Closing”) shall take place at 10:00 a.m. (Eastern Time) on the tenth Business Day following the satisfaction or waiver of the conditions set forth herein (such date, the “Closing Date”), at the offices of Polsinelli PC, 900 Third Avenue, 21st Floor, New York, New York, 10036, or such other time and place as the Parties may mutually determine; provided, however, that if the satisfaction or waiver of the conditions set forth herein shall occur less than ten Business Days prior to January 31, 2015 (or such later date as the parties may have mutually agreed upon pursuant to Section 10.1(d) herein), the Closing Date shall be no later than January 31, 2015 (or such later date as the parties may have mutually agreed upon pursuant to Section 10.1(d) herein).

Section 2.4                  Deliveries At Closing.

(a)                                 Company Deliverables.  At the Closing, the Company shall deliver to the Purchaser:

(i)                                     Stock certificates representing the Purchased Shares (or appropriate evidence of book-entry registration of the Purchased Shares in the name of Purchaser that are in book-entry form); and

(ii)                                  The Registration Rights Agreement and the various other agreements, certificates, instruments and documents referred to in Article VI and VIII below in a form and substance reasonably acceptable to the Purchaser.

(b)                                 Purchaser Deliverables.  At the Closing, the Purchaser shall deliver to the Company:

(i)                                     The aggregate Purchase Price (minus the Deposit and any Prior Payments, each of which shall be credited against the Purchase Price) in United States dollars and in immediately available funds, to the Company, to such account as the

Company may designate, by wire transfer in accordance with the Company’s written instructions; and

(ii)                                  The Registration Rights Agreement and the various other agreements, certificates, instruments, documents and items referred to in Article VI and VII below in a form and substance reasonably acceptable to the Company.

ARTICLE III
REPRESENTATIONS AND WARRANTIES AND COVENANTS OF THE COMPANY

Except as disclosed in (i) the Company SEC Documents prior to the date of this Agreement (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in such Company SEC Documents to the extent that they are predictive or forward-looking in nature) or (ii) the corresponding sections or subsections of the Disclosure Schedule, the Company hereby represents and warrants to, and covenants with, the Purchaser as follows:

Section 3.1                  Organization.

(a)                                 The Company.  The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware, its jurisdiction of incorporation, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the Company’s properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company.  The Company has all requisite corporate power and authority to own, use and lease its properties and to carry on its business as it is now being conducted as described in the Company’s SEC Documents.

(b)                                 Subsidiaries.  Disclosure Schedule 3.1(b) lists each of the Company’s subsidiaries (“Subsidiaries”) and includes the name of the Subsidiary, its jurisdiction of incorporation or organization, and capitalization, including the percentage ownership held directly or indirectly by the Company and any other equity holder of subsidiary.  Each of the Company’s Subsidiaries set forth in Disclosure Schedule 3.1(b) is duly organized, validly existing and in good standing under the laws of the state of its jurisdiction of incorporation, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the Subsidiary’s properties or the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing would not have Material Adverse Effect.  Each Subsidiary has all requisite corporate power and authority to own, use and lease its properties and to carry on its business as it is now being conducted.  Except as indicated on Disclosure Schedule 3.1(b), each Subsidiary is wholly owned by the Company.

Section 3.2                  Due Authorization.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and each of the Transaction Agreements, to perform its obligations hereunder and thereunder and, subject to receipt of Stockholder approval, to consummate the Contemplated Transactions.  The execution, delivery and performance of this Agreement, the Contemplated Transactions, and each of the Transaction

Agreements have been duly and validly authorized by all necessary corporate action on the part of the Company (other than receipt of Stockholder approval. This Agreement and each of the Transaction Agreements have been duly and validly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Enforceability Exception”).

Section 3.3                  Non-Contravention.  The execution, delivery, and performance of the Contemplated Transactions and each of the Transaction Agreements will not, subject to obtaining Stockholder approval:

(a)                                 Conflict with any provision of the certificate of incorporation or bylaws of Company;

(b)                                 Require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, any Governmental Body of the United States, other than such as have been made or obtained, except for (i) necessary filings with the SEC, (ii) such consents, approvals, orders, authorizations and regulations, declarations and filings as may be required under applicable state securities or blue sky laws, (iii) Stockholder approval of the Contemplated Transactions, (iv) a conclusion by CFIUS that there are no issues of national security sufficient to warrant further review of the Agreement, the Contemplated Transactions and related Transaction Agreements, (v) a filing with the State of Connecticut Department of Energy and Environmental Protection with respect to the 10 Water Street, Enfield, Connecticut facility within 10 days after the Closing, and (vi) such other approvals, waivers, authorizations, permits or and registrations that, if not obtained or made, would not have a Material Adverse Effect;

(c)                                  Result in any violation of or the breach of or constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, forfeiture, cancellation or acceleration, transfer fees or guaranteed payments or a loss of a material benefit under, or require a consent, waiver or approval under any of the terms, conditions or provisions of any Material Contract filed as an exhibit to the Company SEC Documents, except for any such conflicts, violations, breaches, defaults, terminations, cancellations or accelerations, transfer fees or guaranteed payments or a loss of a material benefit under that, individually or in the aggregate, would not have a Material Adverse Effect;

(d)                                 To the Knowledge of the Company after conducting reasonable inquiry, conflict with or violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Company or any Subsidiary or any of their properties or assets, except for such conflicts or violations which would not result in a Material Adverse Effect; or

(e)                                  Result in the creation of any lien, encumbrance, claim, security interest or restriction upon any material properties or assets or on any shares of capital stock of the

Company or any of its Subsidiaries under any Material Contract except which would not result in a Material Adverse Effect.

Section 3.4                  Consents.  The Company has or will have by the Closing Date given any notice to or obtained any Consent from any third party required in connection with the execution and delivery of this Agreement or the consummation or performance, execution, delivery and performance of the Contemplated Transactions under the Transaction Agreements, except where the failure to provide such notices or obtain such Consent would not result in a Material Adverse Effect.

Section 3.5                  Capitalization. As of July 31, 2014:

(a)                                 The authorized capital stock of the Company consists of 200 million shares of Common Stock and 20 million shares of preferred stock (“Preferred Stock”).

(b)

(i)                                     26,548,520 shares of Common Stock are issued and outstanding, all of which have been duly authorized and validly issued, and are fully paid and nonassessable and have been issued in compliance with all applicable federal and state securities laws, and were not issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities;

(ii)                                  3,654,963  shares of Common Stock are reserved for issuance upon the exercise of outstanding stock options granted pursuant to the Company’s employee stock plans (the “Company Stock Options”),

(iii)                               3,722 shares of Common Stock are held in the treasury of the Company,

(iv)                              1,764,410  shares of Company Common Stock are reserved for issuance pursuant to Company Stock Options not yet granted or other Company Benefit Plans, and

(c)                                  No shares of Preferred Stock are issued and outstanding.

(d)                                 There are no bonds, debentures, notes, or other indebtedness or, except for the Common Stock, other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(e)                                  Except as set forth in Disclosure Schedule 3.5(e), there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments obligating Company to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class.

(f)                                   No preemptive right, co-sale right, registration right, right of first refusal or other similar right exists with respect to the issuance and sale of the Purchased Shares and there are no stockholders agreements, voting agreements or other similar agreements with respect to the Common Stock to which the Company is a party.

(g)                                  The Purchased Shares to be sold pursuant to the Agreement have been duly authorized, and when issued and paid for in accordance with the terms of the Agreement, will be duly and validly issued, fully paid and nonassessable and will have been issued in compliance with all applicable federal and state securities laws, and were not issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.

Section 3.6                  Legal Proceedings.

(a)                                 To the Knowledge of the Company, there is no pending Legal Proceeding (i) that has been commenced by or against the Company or any of its Subsidiaries that could individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

(b)                                 To the Knowledge of the Company, no Legal Proceeding that if pending would be required to be disclosed under the preceding paragraph has been threatened.

(c)                                  There are no orders, injunctions, judgments, decrees, rulings, stipulations, assessments, or arbitration awards of any Governmental Body or arbitrator outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 3.7                  Contracts; No Defaults.

(a)                                 The Company has made available to the Purchaser copies of each Material Contract, except to the extent any such agreement has been filed without redaction and with all schedules and exhibits prior to the date of this Agreement as an exhibit to a Company SEC Document that is publicly available on EDGAR.  For purposes of this Agreement, “Material Contract” means each Company Contract (including any amendment thereto) in effect as of the date hereof that:

(i)                                     Constitutes a material contract (as such term is defined in Item 601(b)(10) of Regulation S-K);

(ii)                                  Is a joint venture, alliance or partnership agreement that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(iii)                               Evidences, governs, or relates to indebtedness for borrowed money or creating any guaranty or suretyship obligation of the Company or any of its Subsidiaries in an amount in excess of $200,000;

(iv)                              Other than purchases and sales of goods and services in the ordinary course of business consistent with past practices, involves aggregate annual

(based on the twelve (12) month period ended December 31, 2013) payments of cash by or to the Company or any of its Subsidiaries in excess of $500,000;

(v)                                 Relates to an acquisition or divestiture and contains currently surviving “earn-out” or other contingent obligations that obligate the Company or any of its Subsidiaries to make payments, or would reasonably be expected to result in payments, in excess of $200,000;

(vi)                              That purports to restrict materially the business activity of the Company or any of its Subsidiaries or any of their Affiliates or to limit materially the freedom of the Company or any of its Subsidiaries or any of their Affiliates to engage in any line of business or to compete with any Person or in any geographic area or to hire or retain any Person;

(vii)                           Is an employment, severance, bonus, indemnification or consulting contract with any current executive officer of the Company or any member of the Board (other than a Company Benefit Plan);

(viii)                        Relates to the acquisition, transfer, development, sharing, or license of any Proprietary Rights (except for any Contract pursuant to which (A) any Proprietary Rights are licensed to the Company or any of its Subsidiaries under any third- party software license generally available to the public, or (B) any Proprietary Rights are licensed by the Company to any Person on a nonexclusive basis);

(ix)                              Constitutes, incorporates, or relates to any warranty, indemnity, or similar obligation, except for standard product warranties substantially identical to the standard forms of customer contracts previously delivered by the Company to the Purchaser; or

(x)                                 (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or (B) directly or indirectly benefits any Governmental Body (including any subcontract or other Contract between the Company or any of its Subsidiaries and any contractor or subcontractor to any Governmental Body).

(b)                                 Each Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, except as would not have a Material Adverse Effect; provided, however, that such enforcement may be subject to the Enforceability Exception.

(c)                                  Except as set forth in Disclosure Schedule 3.7(c):

(i)                                     Neither the Company nor any of its Subsidiaries has violated or breached in any respect, or committed any default under, any Material Contract where such breach or default would reasonably be expected to have a Material Adverse Effect; and, to the Knowledge of the Company, no other Person has violated or breached in any respect, or committed any default under where such breach or default would reasonably be expected to have a Material Adverse Effect; and

(ii)                                  Neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible material violation or breach of, or default under, any Material Contract.

Section 3.8                  Compliance with Legal Requirements, Governmental Authorizations.

(a)                                 The Company and its Subsidiaries are in compliance with each Legal Requirement that is or was applicable to any of them or to the conduct or operation of their business or the ownership or use of any of their assets except for instances of non-compliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, any other communication from any Governmental Body or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement that has not heretofore been cured and for which there is no remaining liability, or (ii) any actual, alleged, possible, or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

Section 3.9                  Environmental and Safety Laws.

(a)                                 Except as set forth in the Company SEC Reports or Disclosure Schedule 3.9(a):

(i)                                     The Company and its Subsidiaries are, and at all times have been, in compliance, in all material respects, with applicable Environmental Laws, including, without limitation, having all permits, licenses and other approvals and authorizations necessary under applicable Environmental Laws for the operation of their respective businesses as currently conducted;

(ii)                                  To the Knowledge of the Company after conducting reasonably inquiry, none of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries (“Facilities”) contain any Contamination requiring investigation or remediation under applicable Environmental Laws;

(iii)                               To the Knowledge of the Company after conducting reasonably inquiry, there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened, against the Company or any of its Subsidiaries alleging violation of any Environmental Law, a Release of Hazardous Substances from the Facilities, or arising from the off-site disposal, treatment, storage, or transportation of Hazardous Substances from the Company’s or any of its Subsidiaries’ operations;

(iv)                              Neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim, or request for information, and neither the Company nor any of its Subsidiaries is aware of any pending or threatened notice, demand, letter, claim, or request for information, alleging that the Company or any of its Subsidiaries may be in violation of, liable under, or have obligations under any Environmental Law;

(v)                                 Neither the Company nor any of its Subsidiaries is subject to any Orders or other arrangements with any Governmental Body or to any indemnity or other agreement with any third party relating to liability or obligation under any Environmental Law or relating to Hazardous Substances;

(vi)                              Neither the Company nor any of its Subsidiaries has generated, stored, treated, disposed of, released, transported or arranged for transportation of any Hazardous Substance in violation of any applicable Environmental Law from the Facilities, which violation remains outstanding;

(vii)                           There are no sites or locations at which either the Company or any of its Subsidiaries is currently undertaking any investigative, remedial, response or corrective action as required by Environmental Laws or a Governmental Body;

(viii)                        None of the Facilities are listed in the National Priorities List or any other list, schedule, log, inventory, or record maintained by any Governmental Body with respect to sites from which there is or has been a Release of any Hazardous Substance or any Contamination;

(ix)                              There are currently no above-ground or underground storage tanks at the Facilities, nor have there been above-ground or underground storage tanks at the Facilities;  and

(x)                                 To the Knowledge of the Company after conducting reasonably inquiry, there are no Liens against any of the Facilities arising under any Environmental Law.

(b)                                 As used in this Agreement:

(i)                                     “Environmental Law” means any foreign or United States, federal, state, or local law, statute, rule, or regulation or the common law relating to the environment or occupational health and safety, including any statute, regulation, administrative decision, or order pertaining to (A) treatment, storage, disposal, generation, and transportation of industrial, toxic, infectious, biological, radioactive, or hazardous materials or substances or solid, medical, mixed, or hazardous waste, (B) air, water, and noise pollution, (C) groundwater and soil contamination, (D) the release or threatened release into the environment of industrial, toxic, infectious, biological, radioactive, or hazardous materials or substances, or solid, medical, mixed, or hazardous waste, including emissions, discharges, injections, spills, escapes, or dumping of pollutants, contaminants, or chemicals, (E) the protection of wildlife, marine life, and wetlands, including all endangered and threatened species, (F) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles, (G) health and safety of employees and other persons, or (H) manufacturing, processing, using, distributing, treating, storing, disposing, transporting, or handling of materials regulated under any law as pollutants, contaminants, toxic, infectious, biological, radioactive, or hazardous materials or substances or oil or petroleum products or solid, medical, mixed, or hazardous waste.

(ii)                                  “Contamination” means the presence of, or Release on, under, from, or to, any property of any Hazardous Substance, except the routine storage and use of Hazardous Substances from time to time in the ordinary course of business, in compliance with Environmental Laws and in compliance with good commercial practice.

(iii)                               “Release” or “Released” means the spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping, or any other release, however defined, and whether intentional or unintentional, of any Hazardous Substance.  The term “Release” shall include any threatened release.

(iv)                              “Hazardous Substance” means any substance that is (A) listed, classified, regulated, or which falls within the definition of a “hazardous substance,” “hazardous waste,” or “hazardous material” pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint, pipes or plumbing, PCBs, radioactive materials, or radon, or (C) any other substance which is the subject of regulatory action by any Governmental Body pursuant to any Environmental Law.

(c)                                  Disclosure Schedule 3.9(c) sets forth a complete and correct list of all documents (whether in hard copy or electronic form) that contain any environmental, human health and safety, or natural resources reports, investigations, or audits relating to the Facilities (whether conducted by or on behalf of the Company, any of its Subsidiaries, or a third party, and whether done at the initiative of the Company or any of its Subsidiaries or directed by a Governmental Body or other third party) which were issued or conducted during the past five (5) years and of which the Company or any of its Subsidiaries has possession or to which the Company or any of its Subsidiaries has access.  A complete and correct copy of each such document has been delivered to the Purchaser.

Section 3.10           Insurance.  Except as would not have a Material Adverse Effect, (a) all insurance policies maintained by the Company and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default of any of such insurance policies, and neither the Company nor any of its Subsidiaries has taken any action, or failed to take any action, which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification of any of such insurance policies and (c) such insurance policies are sufficient for compliance with (i) all Legal Requirements applicable to the conduct of the Company’s business as described in the Company SEC Documents and (ii) the express requirements of all Contracts to which the Company or its Subsidiaries are parties or otherwise bound.  The Company has heretofore made available to the Purchaser true, correct and complete copies of all material insurance policies maintained by or on behalf of the Company except to the extent any such policy has been filed without redaction and with all schedules and exhibits prior to the date of this Agreement as an exhibit to a Company SEC Document that is publicly available on EDGAR.  Neither the Company nor any of its Subsidiaries has received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the

Company or any of its Subsidiaries that there will be a cancellation or nonrenewal of existing policies or binders, or that alteration of any equipment or any improvements to real estate occupied by or leased to or by the Company or any of its Subsidiaries, purchase of additional equipment, or material modification of any of the methods of doing business, will be required.

Section 3.11           Interests of Officers and Directors.  None of the officers or directors of the Company or any of its Subsidiaries or any of their respective Affiliates (other than the Company and its Subsidiaries) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company and its Subsidiaries, or in any supplier, distributor, or customer of the Company and its Subsidiaries, or any other relationship, Contract, or understanding with the Company and its Subsidiaries, except as disclosed in the Company SEC Documents filed prior to the date hereof and except for the normal rights of a Stockholder and rights under the Company Benefit Plans and the Company Stock Options.

Section 3.12           Compliance with U.S. Foreign Corrupt Practices Act and Other Applicable Anticorruption Laws.  Neither the Company nor any Subsidiary of the Company nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any Subsidiary of the Company has, on behalf of the Company or any Subsidiary of the Company (i) used any funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other federal, foreign, or state anti-corruption or anti-bribery Law or similar Legal Requirement applicable to the Company or any Subsidiary of the Company.  The Company and each of its Subsidiaries have instituted and maintained policies, procedures, and controls designed to ensure continued compliance with all such federal, foreign or state anticorruption or anti-bribery laws and with all similar Legal Requirements, domestic and foreign.

Section 3.13           Internal Controls.

(a)                                 The Company and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that comply with the requirements set forth in the Exchange Act and is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(b)                                 Since the filing of the Company’s most recent annual report on Form 10-K with the SEC:

(i)                                     There have not been any changes in the Company’s and its Subsidiaries’ internal controls over financial reporting that have materially affected, or are reasonably likely to materially affect, the Company’s and its Subsidiaries’ internal controls over financial reporting;

(ii)                                  All significant deficiencies and material weaknesses in the design or operation of the Company’s and its Subsidiaries’ internal controls over financial reporting which are reasonably likely to adversely affect the Company’s and its Subsidiaries’ ability to record, process, summarize, and report financial information have been disclosed to the Company’s outside auditors and the audit committee of the Board of Directors; and

(iii)                               There has not been any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s and its Subsidiaries’ internal controls over financial reporting.

Section 3.14           Financial Statements.

(a)                                 Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the Company SEC Documents complied in all material respects with the rules and regulations of the SEC as of the date of the filing of such reports, was prepared in accordance with GAAP, and fairly presents the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(b)                                 Neither the Company nor any of its Subsidiaries has or is subject to any Off-Balance Sheet Arrangement.

Section 3.15           Company Solvency.  The Company is, and after giving effect to this Agreement, the Contemplated Transactions, and the Transaction Agreements, will be solvent which, for purposes of this Section 3.15 shall mean that the present fair salable value of the property and assets of the Company is greater than the amount that will be required to pay the Company’s debts and liabilities as they become absolute and matured.

Section 3.16           Reserved.

Section 3.17           Reserved.

Section 3.18           Title to Properties and Assets; Liens, Etc.  The Company has good and valid title to its properties and tangible assets, including the properties and assets reflected in the most recent balance sheet included in the financial statements of the Company and the related notes contained in the Company’s SEC Documents, and, except as would not have a Material Adverse Effect, has a valid leasehold interest in its material leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (a) those resulting from taxes which have not yet become delinquent, (b) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company, and (c) those that have otherwise arisen in the ordinary course of business.  The Company is in compliance with all material terms of each lease to which it is a party or is otherwise bound.

Section 3.19           Intellectual Property.

(a)                                 All Issued Patents and Registered Trademarks, and any applications therefor, are set forth in Disclosure Schedule 3.19(a)(1).  To the Knowledge of the Company, the Company and its Subsidiaries own or hold rights to all Company IP necessary for its business as currently conducted, free and clear of all Encumbrances (except for Encumbrances that would not reasonably be expected to have a Material Adverse Effect on the Company); provided that neither the preceding representation and warranty nor any other representation or warranty in this Agreement shall be deemed to constitute a representation or warranty with respect to infringement or other violation of Proprietary Rights of third parties, which are addressed exclusively in Section 3.19(f), below.

(b)                                 To the Knowledge of the Company, the Issued Patents and Registered Trademarks are valid, subsisting, and enforceable.

(c)                                  Except as set forth in Disclosure Schedule 3.19(c), to the Knowledge of the Company, no person or entity is infringing, misappropriating, or otherwise violating any rights of the Company or any of its Subsidiaries with regard to Company IP.

(d)                                 To the Knowledge of the Company, the Company and its Subsidiaries own all Trade Secrets necessary for the conduct of the Company’s business as currently conducted, free and clear of all Encumbrances other than Permitted IP Encumbrances. The Company and its Subsidiaries have taken commercially reasonable actions to protect the confidentiality of their Trade Secrets and other confidential information.  To the Knowledge of the Company, none of the Company’s or its Subsidiaries’ employees claims any ownership rights in any Trade Secrets or works of authorship used by the Company, or is under any contract or other agreement, or is subject to any judgment, decree or order of any court or administrative agency, that materially interferes with the performance of their duties to the Company or its Subsidiaries.

(e)                                  The consummation of the Contemplated Transactions and compliance by the Company with the provisions of this Agreement will not result in the termination, cancellation, loss, or impairment of any Company IP, nor to the Knowledge of the Company require the payment of additional amounts or the consent of any third party in respect of, or result in the creation of any encumbrance in or upon any Company IP except as set forth in Disclosure Schedule 3.19(e).

(f)                                   Except as set forth in Disclosure Schedule 3.19(f), neither the Company nor its Subsidiaries have received any communications alleging that the Company has violated any of the Proprietary Rights of any other Person, nor, to the Knowledge of the Company, is there any basis for such an allegation.

Section 3.20           No Undisclosed Liabilities.  Except as set forth in Disclosure Schedule 3.20, as of the date hereof, the Company and its Subsidiaries have no liabilities or obligations of any nature (whether absolute, accrued, contingent, determined, determinable, choate, inchoate, or otherwise) required to be disclosed in a balance sheet prepared in accordance with GAAP, except for (a) liabilities or obligations reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2014, or in

the footnotes thereto, set forth in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014, (b) current liabilities incurred in the ordinary course of business, consistent with past practice, since March 31, 2014, (c) liabilities and obligations incurred in connection with the Contemplated Transactions, this Agreement and the Transaction Agreements, or (d) liabilities or obligations of any nature which would not, individually or in the aggregate, reasonably be expected to exceed $500,000 in the aggregate.

Section 3.21           Taxes.

(a)                                 Tax Returns Filed.  Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, as of the date of this Agreement, (i) the Company and its Subsidiaries have filed, or have caused to be filed on its behalf, all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable legal requirements (taking into account any extensions), (ii) all such Tax Returns (taking into account any amendments thereto) are true, complete and correct, and (iii) all Taxes shown to be due on such Tax Returns have been paid, except Taxes being contested in good faith or for which adequate reserves have been established.

(b)                                 Withholdings.  The Company and each of its Subsidiaries have complied with all applicable Legal Requirements relating to the payment and withholding of Taxes (including withholding and reporting requirements under the (Code) or Code Sections 1441, 1442, 3121, 3402, and 3406 and similar provisions under any other Legal Requirements) and have, within the times and in the manner prescribed by applicable Legal Requirements, withheld from employee wages and paid over to proper Governmental Body all material amounts required to be so withheld and paid.

(c)                                  Audits.  Except as set forth on Disclosure Schedule 3.21(c), there are no Audits with respect to any Taxes of the Company or any of its Subsidiaries currently in progress and no written notice from any Taxing Authority, that has not been previously resolved, has been received by the Company or any of its Subsidiaries as of the date hereof that any Audit is pending, proposed or asserted with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries.  Each deficiency assessed with respect to any completed audit or examination relating to Taxes has been paid or is being contested in good faith or has been reserved for on the books of the Company. “Audit” means any audit, examination or similar administrative or court proceeding or controversy with respect to Taxes by a Taxing Authority.

(d)                                 Tax Reporting.  The consolidated balance sheet of the Company and its Subsidiaries contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 reflects an adequate reserve (determined in accordance with GAAP) (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued as of the date of such balance sheet (except with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP).

(e)                                  Encumbrances.  No Encumbrances for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory liens for Taxes not yet due and payable

(f)                                   Tax Related Agreements.  Disclosure Schedule 3.21(f) lists, and the Company has delivered to the Purchaser copies of, any Tax Sharing Agreement, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.  “Tax Sharing Agreement” shall mean all binding existing agreements or arrangements (whether or not written) that provide for the allocation, apportionment, sharing, indemnification, or assignment of any material Tax liability or benefit (excluding any indemnification or similar agreement or arrangement pertaining to the sale or lease of assets or subsidiaries and any advance pricing agreement, closing agreement or other agreement relating to Taxes).

(g)                                  Statutes of Limitation.  Neither the Company nor any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

(h)                                 Power of Attorney.  No power of attorney currently in force (other than powers of attorney authorizing employees of the Company or any of its Subsidiaries to act on behalf of the Company or any of its Subsidiaries) has been granted by the Company or any of its Subsidiaries concerning any Taxes or Tax Return.

(i)                                     Tax Rulings.  Neither the Company nor any of its Subsidiaries has received or applied for a Tax Ruling.  Neither the Company nor any of its Subsidiaries has entered into a Closing Agreement with any Governmental Body that would have a continuing effect after the Closing Date.  “Tax Ruling” means a written ruling of a Governmental Body relating to Taxes.  “Closing Agreement” means a written and legally binding agreement with a Governmental Body relating to Taxes.

(j)                                    Change in Accounting Method.  Except as included in the determination of deferred income Tax, otherwise accrued or reserved for on the financial statements of the Company (or the notes thereto), or included in the Company SEC Reports filed as of the date hereof, neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the IRS has not proposed in writing any such change in accounting method.

(k)                                 Other Jurisdictions.  No written claim has ever been made by a Governmental Body in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction.

(l)                                     The Company has made available to the Purchaser complete and correct copies of all Tax Returns, and any amendments thereto, filed by or on behalf of, or which include, the Company or any of its Subsidiaries, for all taxable periods that have ended within the last five (5) years.

Section 3.22           Employee Benefits.

(a)                                 Except as set forth in Disclosure Schedule 3.22(a), in the last five (5) years, there has not been:

(i)                                     Any adoption or material amendment by the Company or any of its Subsidiaries of any collective bargaining agreement or Company Benefit Plan, or

(ii)                                  Any adoption of, or amendment to, or change in employee participation or coverage under, any Company Benefit Plans which would materially increase the expense of maintaining such Company Benefit Plans above the level of the expense incurred in respect thereof for the fiscal year ended on December, 2013.

Except as set forth in Disclosure Schedule 3.22(a), neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in conjunction with any other event) result in or, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer, director, or independent contractor of the Company and its Subsidiaries.

(b)                                 Disclosure Schedule 3.22(b) includes a complete and correct list of all Company Benefit Plans.

(c)                                  With respect to each Company Benefit Plan, the Company has delivered to the Purchaser a complete copy, if applicable, of:  (i) each writing (or a written description of such Company Benefit Plan if not in writing) constituting a part of such Company Benefit Plan, including all plan documents (and amendments thereto), benefit schedules, trust agreements, insurance Contracts, administrator or service agreements, and other funding vehicles; (ii) the three most recent annual reports (Form 5500 Series) and accompanying schedule(s), if any; (iii) the current summary plan description and any material modifications thereto, if any; (iv) the three most recent annual financial reports and related accountant’s opinions, if any; (v) the three most recent actuarial reports, if any; (vi) any correspondence with the IRS, Department of Labor, or the PBGC regarding any Company Benefit Plan; (vii) any discrimination tests for each Company Benefit Plan for the three most recent Plan years; and (viii) the most recent determination letter from the IRS, if any.

(d)                                 Disclosure Schedule 3.22(d) identifies each Company Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Company Benefit Plans”).  Except as set forth in Disclosure Schedule 3.22(d), the IRS has issued a currently effective determination letter (determined in accordance with Revenue Procedure 2007-44, or such future guidance issued by the IRS) with respect to each Qualified Company Benefit Plan that has not been revoked, and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Company Benefit Plan or the related trust.  Except as set forth in Disclosure 3.22(d), no Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)                                  Except as set forth in Disclosure Schedule 3.22(e), all contributions required to be made to any Company Benefit Plan by applicable legal requirements or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof have been timely made or paid in full or (in accordance with the Code and ERISA), to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements contained in the Company’s SEC Documents.

(f)                                   Except as set forth in Disclosure Schedule 3.22(f), all Company Benefit Plans currently comply and, and for the preceding three (3) years, have complied and have administered, in form and operation, in all material respects in accordance with their terms and with all applicable legal requirements, including ERISA and the Code and, in the case of a Company Benefit Plan that is an employee pension benefit plan, the requirements of Sections 401(a) and 501(a) of the Code, and no event has occurred that could reasonably be expected to cause any such Company Benefit Plan to fail to comply with such requirements and no notice has been issued by any Governmental Body questioning or challenging such compliance.

(g)                                  Except as set forth in Disclosure Schedule 3.22(g), each Plan that constitutes a “Group Health Plan” (as defined in Section 607(1) of ERISA or Code Section 4980B(g)(2)), including any plans of current and former affiliates which are required to be taken into account under Code Sections 4980B and 414(t) or Sections 601-608 of ERISA, has been operated in material compliance with applicable Legal Requirements, including the continuation coverage requirements of Section 4980B of the Code and Section 601 of ERISA and the portability and nondiscrimination requirements of Code Sections 9801 and 9802 and Sections 701-707 of ERISA, to the extent such requirements are applicable, and neither the Company nor any of its Subsidiaries has any material liability for life, health, medical, or other welfare benefits in respect of former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or part 6 of title I of ERISA .

(h)                                 Except as set forth in the Company SEC Documents or alternatively, in Disclosure Schedule 3.22(h), no Company Benefit Plan (i) is or has, within the preceding six (6) years, been subject to title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) is or has, within the preceding six (6) years, been a “Multiemployer Plan” within the meaning of Section 4001(a)(3) of ERISA, or (iii) is or has, within the preceding six (6) years, been a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of section 4063 of ERISA or Section 413(c) of the Code (a “Multiple Employer Plan”).

(i)                                     Except as set forth in Disclosure Schedule 3.22(i), all Company Benefit Plans covering foreign employees of the Company and its Subsidiaries materially comply with applicable legal requirements and are fully funded and/or book reserved to the extent required by applicable law.

(j)                                    Except as set forth in Disclosure Schedule 3.22(j), there are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits, or arbitrations which have been asserted or instituted against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans, or the assets of any of the trusts under any of the Company Benefit Plans which would reasonably be expected to result in any material liability to the Company or any of its

Subsidiaries, the PBGC, the Department of the Treasury, the Department of Labor, or any Multiemployer Plan.

(k)                                 Disclosure Schedule 3.22(k) contains a complete and correct list as of the date of this Agreement of all loans and advances made by the Company or any of its Subsidiaries to any employee, director, consultant, or independent contractor, other than routine travel and expense advances made to employees in the ordinary course of business.  The Company and its Subsidiaries have not, since March 31, 2014, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company and no such loans extended or made prior thereto remain outstanding.  Disclosure Schedule 3.22(k) identifies any extension of credit maintained by the Company and its Subsidiaries to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

(l)                                     Except as set forth in Disclosure Schedule 3.22(l), each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has, for the preceding three (3) years, been operated in material compliance with Section 409A of the Code, and the Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no additional tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Company Benefit Plan, and, to the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is entitled to any gross-up or otherwise entitled to indemnification by the Company and its Subsidiaries, for any violation of Section 409A of the Code.

(m)                             Except as set forth in Disclosure Schedule 3.22(m), neither the Company nor any of its Subsidiaries has used the services of workers provided by third-party contract labor suppliers, temporary employees, “Leased Employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors, to an extent that would reasonably be expected to result in the disqualification of any of the Company Benefit Plans or the imposition of material penalties or excise Taxes with respect to any of the Company Benefit Plans by the IRS, the Department of Labor, or the PBGC.

Section 3.23           No Material Adverse Change.  Except as set forth in the Company SEC Documents or other information provided to the Purchaser in writing by the Company prior to the Effective Date in contemplation of the Contemplated Transactions, since March 31, 2014, there has not been:

(a)                                 Any change or development that would be reasonably likely to have a Material Adverse Effect;

(b)                                 Any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Company or any of its Subsidiaries; or

(c)                                  Any damage, destruction or casualty loss, whether or not covered by insurance, that individually or in the aggregate would be reasonably likely to have a Material Adverse Effect.

Section 3.24           Reporting Status.  The Company has filed or furnished (as applicable) all forms, documents, proxy statements and reports with the SEC required to be filed prior to the date hereof by the Company during the twelve months preceding the date of this Agreement.  As of their respective filing dates or, if amended or supplemented prior to the date of this Agreement, as of the date of the last such amendment or supplement, such Company SEC Documents complied in all material respects with, the applicable requirements of Securities Act and the Exchange Act as the case may be and the applicable rules and regulations of the SEC promulgated thereunder, and the information contained therein did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.25           No Manipulation of Stock.  The Company has not taken and will not, in violation of applicable law, take, any action outside the ordinary course of business designed to or that might reasonably be expected to cause or result in unlawful manipulation of the price of the Common Stock to facilitate the sale or resale of the Purchased Shares.

Section 3.26           Investment Company.  None of the Company or any of its Subsidiaries is an “Investment Company”, within the meaning of the Investment Company Act of 1940, as amended.

Section 3.27           Takeover Statutes.  No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) enacted under any federal, state, local or foreign laws applicable to the Company is applicable to this Agreement, the Contemplated Transactions, and the Transaction Agreements. The Board of Directors has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement, the Contemplated Transactions, and the Transaction Agreements.

Section 3.28           Private Placement.  The Company has not taken any action to sell, offer for sale or solicit offers to buy any securities of the Company which would bring the offer, issuance or sale of the Purchased Shares, as contemplated by this Agreement, within the provisions of Section 5 of the Securities Act, unless such offer, issuance or sale was within the exemptions from the provisions of Section 5 of the Securities Act.

Section 3.29           Full Disclosure.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the Stockholders of the Company or at the time of the Stockholders meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Proxy

Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

Section 3.30           Broker’s Fees.  No broker, finder or investment banker is entitled to any brokerage, finder or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company, aside from GreenTech Capital Advisors Securities, LLC, a true and correct copy of the Company’s engagement letter with respect to which has been previously provided to the Purchaser.

Section 3.31           Advisors.  The Company has reviewed with its own legal and tax advisors the federal, state, local and foreign legal and tax consequences of the Contemplated Transactions.  With respect to such matters, the Company has relied solely on such advisors and not on any statements or representations of the Purchaser or any of their respective agents, written or oral.

Section 3.32           Transactions with Affiliates.  Except as disclosed in any Company SEC Reports, there are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and the Company’s Affiliates (other than the Company’s Subsidiaries) on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 3.33           No Other Representations. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person acting on behalf of the Company makes any representation or warranty, express or implied, with respect to the Company, its Subsidiaries or with respect to any other information provided to the Purchaser in connection with the Contemplated Transactions.  Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to the Purchaser or any other Person resulting from the distribution to the Purchaser, or the Purchaser’s use of, any such information, including any information, documents, projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries made available to the Purchaser in certain “data rooms” (electronic or otherwise) or management presentations in expectation of the Contemplated Transactions, unless any such information is expressly included in a representation or warranty contained in this Article III.

ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER

Section 4.1                  Representations, Warranties and Covenants of the Purchaser.  The Purchaser represents and warrants to, and covenants with, the Company that:

(a)                                 The Purchaser, taking into account the personnel and resources of its Affiliates that the Purchaser can practically bring to bear on the purchase of the Purchased Shares contemplated hereby, is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares presenting an investment decision like that involved in the purchase of the Purchased Shares, including investments in securities issued by the Company;

(b)                                 The Purchaser or its counsel, accountants or other investment advisers have requested, received, reviewed and considered all information deemed relevant by them, including the Company SEC Documents, in making an informed decision to purchase the Purchased Shares;

(c)                                  The Purchaser is acquiring the Purchased Shares in the ordinary course of its business and for its own account for investment only and with no present intention of distributing any of such Purchased Shares or any arrangement or understanding with any other persons regarding the distribution of such Purchased Shares;

(d)                                 The Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Purchased Shares except in compliance with the Securities Act, and the rules and regulations promulgated thereunder; provided, however, that through the date of the 2017 annual meeting of Stockholders of the Company (the “2017 Annual Meeting”), no transfer of any of the Purchased Shares or any other shares Common Stock may be made by Purchaser or any subsequent transferees of Purchaser who are subject to the terms of this Agreement, to (i) any Affiliate of the Purchaser expressly including, but not limited to, Parent, or (ii) any Person who is holding the shares directly or indirectly by, on behalf or for the benefit of the Purchaser or any Affiliate of Purchaser (including any agreement or understanding with the Purchaser or any such Affiliate within the meaning of Section 13d-3 of the Exchange Act), which is not a U.S. entity, unless otherwise consented to by the Continuing Directors Committee; and provided further, that any permitted transferee under the terms of this Agreement agrees to take and hold the Purchased Shares subject to the applicable provisions and upon the applicable conditions specified in this Agreement, and, as a condition precedent to the Company’s recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement, including the covenants and agreements set forth in Article V hereof, by executing and delivering to the Company such documents and instruments as the Continuing Directors Committee may reasonably request.  Any proposed sale, transfer or pledge of the Purchased Shares or any other shares of Common Stock not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company.  For the avoidance of doubt, a permitted transferee shall include any bona fide third party purchaser with no relationship to the Purchaser as described above.

(e)                                  The Purchaser acknowledges that certificates representing such Purchaser’s Purchased Shares shall bear the following legends:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT, AN OPINION OF COUNSEL

SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT OR UNLESS SUCH OFFER, SALE, TRANSFER OR HYPOTHECATION IS IN COMPLIANCE WITH THE REQUIREMENTS OF RULE 144 PROMULGATED UNDER THE ACT OR SUCH OTHER EXEMPTION FROM REGISTRATION.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

(f)                                   The Purchaser has conducted its own independent review and analysis of the business, assets, condition, operations and prospects of the Company and its Subsidiaries, and the Purchaser acknowledges that it has been provided access to the properties, premises and records of the Company and its Subsidiaries for this purpose. In entering into this Agreement, the Purchaser has relied solely upon its own investigation and analysis, and the Purchaser acknowledges that, except for the representations and warranties of the Company expressly set forth in Article III, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Purchaser or any of its Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to the Purchaser with respect to (a) any projections, estimates or budgets for the Company or its Subsidiaries or (b) except as expressly and specifically covered by a representation or warranty set forth in Article III, any material, documents or information relating to the Company or its Subsidiaries made available to the Purchaser or its Representatives in any “data room” (electronic or otherwise), confidential memorandum or otherwise.

Section 4.2                  Additional Covenants.

(a)                                 None of the information supplied or to be supplied by or on behalf of the Purchaser for inclusion in the Proxy Statement shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  None of the information supplied or to be supplied by or on behalf of the Purchaser for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the Stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

(b)                                 Purchaser Disclosure Schedule 4.2(b) sets forth a description of each and every applicable Government Authorization required under Chinese Legal Requirements or interpretations thereof necessary for the Purchaser to enter into and perform its obligations under this Agreement and the Contemplated Transactions and for the Parent to perform its obligations under the Guarantee (the “Chinese Government Approvals”).  The Purchaser agrees that it shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to secure and maintain the Chinese Government Approvals required for the Purchaser to execute, deliver and perform this Agreement and the other Transaction Agreements and to consummate the Contemplated Transactions.  The Parties shall promptly advise each other of the receipt of any material notice or other communication from any Governmental Body, or any Person on behalf of any Governmental Body, in connection with the Chinese Government Approvals. Further, upon the request of a Party hereto, the non-requesting Party shall promptly provide to the requesting Party an update on the status of the Chinese Government Approvals.

Section 4.3                  Further Representations, Warranties and Covenants of the Purchaser.  The Purchaser further represents and warrants to, and covenants with, the Company that:

(a)                                 The Purchaser is a corporation or limited partnership, as applicable, validly existing and in good standing under the laws of the jurisdiction of its organization;

(b)                                 The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each of the Transaction Agreements, as applicable, to perform its obligations hereunder and thereunder and, to consummate the Contemplated Transactions.  The execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary action on the part of the Purchaser.  This Agreement has been duly and validly executed and delivered by the Purchaser, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of the Purchaser enforceable against each of the Purchaser in accordance with its terms, except as enforceability may be limited by the Enforceability Exception;

(c)                                  The execution and delivery of the Agreement, the purchase of the Purchased Shares to be acquired by the Purchaser under the Agreement, and the performance by the Purchaser of its obligations hereunder will not:

(i)                                     Conflict with any provision of the charter, bylaws or other similar organizational documents of the Purchaser;

(ii)                                  Require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, any regulatory body, administrative agency, or other Governmental Body of the United States, other than such as have been made or obtained and except for a conclusion by CFIUS that there are no issues of national security sufficient to warrant further review of the Agreement, the Contemplated Transactions and related Transaction Agreements; or

(iii)                               Conflict with or violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to the Purchaser.

Section 4.4                  Share Ownership.  As of the date of this Agreement, neither the Purchaser nor any of its Affiliates owns, directly or indirectly, beneficially (as such term is used in Rule 13d-3 promulgated under the Exchange Act) or of record, any capital stock or other securities of the Company or any options, warrants or other rights to acquire capital stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company except with respect to the Purchaser pursuant to this Agreement.

Section 4.5                  Broker’s Fees. Neither the Purchaser nor any of its Affiliates has taken any action, and there is no arrangement made by or on behalf of the Purchaser or its Affiliates, that might result in the Company agreeing or becoming obligated to pay any brokerage, finder or other fee or commission in connection with the Contemplated Transactions.

Section 4.6                  Legal Proceedings.

(a)                                 To the Knowledge of the Purchaser, there is no pending Legal Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

(b)                                 To the Knowledge of the Purchaser, no Legal Proceeding that if pending would be required to be disclosed under the preceding paragraph has been threatened.

(c)                                  There are no orders, injunctions, judgments, decrees, rulings, stipulations, assessments, or arbitration awards of any Governmental Body or arbitrator outstanding against the Purchaser that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

Section 4.7                  Financing.  The Purchaser will have at Closing sufficient funds to pay the Purchase Price (less the Deposit and the Prior Payments, which shall be credited against the Purchase Price at the Closing in accordance with the terms hereof) and of the fees and expenses of the Purchaser related to the Contemplated Transactions.

Section 4.8                  Guarantee.  Concurrently with the execution of this Agreement, the Purchaser has delivered to the Company the Guarantee, duly executed by the Parent, in the form attached as Exhibit C to this Agreement. As of the Effective Date and as of the Closing Date, the Parent has and will have sufficient funds or binding written capital commitments to satisfy its obligations under the Guarantee.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.1                  Board of Director Representation; Committee Composition.  Subject in each case to all fiduciary duties applicable to the Board of Directors, all committees thereof, all Directors (however nominated, designated, appointed or elected) and the Purchaser:(a) On or before the Closing, the Board of Directors shall cause the number of Directors that will comprise the full Board of Directors immediately following the Closing to consist of seven (7) Directors (the “Post-Closing Board”).  Subject to the immediately following sentence, the Parties intend that the Post-Closing Board shall consist of (i) up to four (4) Directors designated by Purchaser prior to the expiration of the Designation Period and reasonably acceptable to the Board of Directors (the “Purchaser Directors”), at least two (2) of whom shall be independent (as defined under applicable NYSE listing standards) and shall be eligible and qualified to serve on the Audit Committee of the Board of Directors and the Compensation

Committee of the Board of Directors (such eligibility determined in accordance with the rules and regulations of the SEC and the applicable NYSE listing standards), (ii) one (1) Director who, as of the Closing Date, is also the president or chief executive officer of the Company (the “CEO Director”), and (iii) two (2) Continuing Directors (as defined below).  If the Purchaser does not timely designate one or more of the four (4) Purchaser Directors prior to the expiration of the Designation Period, the Board of Directors may designate additional incumbent Directors (the “Additional Incumbent Directors”) to serve on the Post-Closing Board until the first date following the date on which the Company shall have filed with the SEC its Annual Report on Form 10-K for the 2014 fiscal year as of which all such remaining Purchaser Director(s) shall have been designated by the Purchaser and approved for election by the Continuing Directors Committee (as defined below) and the full Board of Directors (such date, the “Replacement Date”); provided, however, that the Replacement Date shall in no event be later than 120 days after the end of the Company’s 2014 fiscal year; and provided further that the right of the Purchaser to designate the remaining Purchaser Directors on the Replacement Date shall be subject to the Purchaser (or any Affiliate of the Purchaser which is a permitted transferee of Purchased Shares from the Purchaser pursuant to Section 4.1(d) hereof) continuing to own all of the Purchased Shares on the Replacement Date.  On the Replacement Date, each Additional Incumbent Director shall tender his or her resignation, to be effective upon the election to the Board of Directors of all such remaining Purchaser Directors by the Board of Directors.  In the event that the Purchaser (or any Affiliate of the Purchaser which is a permitted transferee of Purchased Shares from the Purchaser pursuant to Section 4.1(d) hereof) continues to own all of the Purchased Shares at the time of the Company’s filing of its definitive proxy for its 2015 annual meeting of Stockholders (the “2015 Annual Meeting”), any Purchaser Director who is then serving as a director shall be nominated by the Nominating and Corporate Governance Committee of the Board of Directors for election as a Director at the 2015 Annual Meeting.  The term “Continuing Directors” shall for purposes of this Agreement mean those Directors of the Company as of the date hereof, other than the CEO Director, each of which shall meet the independence and committee eligibility criteria set forth in the second preceding sentence, selected to be Directors of the Company on the Post-Closing Board by the Board of Directors immediately following the expiration of the Designation Period, as well as any successors to any such Continuing Directors who take office after the Closing who are nominated, or proposed to the Nominating and Corporate Governance Committee of the Board of Directors for nomination, by the Continuing Directors Committee.  For the avoidance of doubt, from the Closing Date until immediately prior to the 2017 Annual Meeting, all vacancies on the Board of Directors created by the cessation of service of a Continuing Director or a Purchaser Director, as applicable, shall be filled by a nominee proposed to the Nominating and Corporate Governance Committee of the Board of Directors by the Continuing Directors Committee (and such nominee shall thereafter be deemed to be a Continuing Director for all purposes of this Agreement) or by the remaining Purchaser Directors or the Purchaser (and such nominee shall thereafter be deemed to be a Purchaser Director for all purposes of this Agreement), respectively, and the Nominating and Corporate Governance Committee of the Board of Directors shall nominate all Continuing Directors and Purchaser Directors then serving as Directors for election as Directors at any Stockholder meeting called for the election of Directors; provided, however, that at any time from the Closing Date prior to the 2017 Annual Meeting on which no Continuing Director is then serving on the Board of Directors, the Purchaser and the CEO Director shall cooperate to identify and elect two (2) new Directors meeting the aforementioned independence and committee eligibility criteria applicable to Continuing Directors, whereupon such newly elected Directors shall be deemed to be Continuing Directors for all purposes of this Agreement.  On or before the Closing, the Board of Directors shall appoint a committee, designated the “Continuing Directors Committee,” which shall comprise the Continuing Directors, and which shall be empowered with all rights enumerated herein for the Continuing Directors Committee and the Continuing Directors, and with all necessary and the exclusive rights and authority to represent the Company in enforcing all matters under this Agreement, the Contemplated Transactions and the related Transaction Agreements.  Without limiting the foregoing, such rights shall include the power and authority to take all actions required or permitted under the terms of this Agreement and the related Transaction Agreements with respect to the interests and rights of the Company including, without limitation, the appointment of the Coordination Committee, as defined and set forth in the Sales Services Agreement.  Prior to the 2017 Annual Meeting, any amendment of or change to this Section 5.1, or any amendment to the Company’s certificate of incorporation or bylaws which would affect or conflict with this provision, shall require the consent of the Continuing Directors Committee.  Purchaser shall take all action necessary to vote any shares of Common Stock then held by it in favor of any nominee for Director made pursuant to this Section 5.1(a).

(b)                                 Notwithstanding anything herein to the contrary, from the Closing through the date of the 2017 Annual Meeting, the parties shall use their good faith efforts to ensure that Board of Directors shall at all times consist of a majority of Directors who shall be considered independent, as defined under applicable NYSE listing standards. At least three Directors, including both independent Purchaser Directors designated by Purchaser, shall, at all times, be eligible and qualified to serve on the Audit Committee of the Board of Directors and the Nominating and Corporate Governance Committee of the Board of Directors, and at least one of the independent Directors designated by Purchaser shall, at all times, be eligible and qualified to serve on the Compensation Committee of the Board of Directors (such eligibility determined in accordance with the rules and regulations of the SEC and the applicable NYSE listing standards).  The Parties hereby confirm their agreement that, following the Closing through the date of the 2015 Annual Meeting, two independent Purchaser Directors (provided that there are then two such directors) then serving on the Board of Directors shall be appointed to serve on the Audit Committee of the Board of Directors and the Nominating and Corporate Governance Committee of the Board of Directors, along with one independent Continuing Director, and one independent Purchaser Director and one independent Continuing Director shall be appointed to serve on the Compensation Committee of the Board of Directors; provided, however, that in the event there are not sufficient independent Purchaser Directors or Continuing Directors to effect the foregoing appointments, the Board of Directors shall nevertheless exercise its discretion to make appropriate appointments to such committees such that the Audit Committee and the Nominating and Corporate Governance Committee shall comprise exactly three (3) members, and the Compensation Committee of the Board of Directors shall comprise exactly two (2) members, in each case comprised of members meeting all applicable independence and eligibility criteria as described herein.  In addition, until the 2017 Annual Meeting, each other committee appointed by the Board of Directors shall comprise at least one Continuing Director, and a Continuing Director shall be appointed as chair of all standing committees.

(c)                                  Each of the independent Directors shall be entitled to receive reasonable and customary fees for his or her service as a director (which fees shall be set by the Board of

Directors from time to time). Each of the independent Directors shall be entitled to be reimbursed by the Company for his or her reasonable out-of-pocket expenses incurred in connection with the performance of his or her duties as a director of the Company.

(d)                                 The Parties shall take all necessary action pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill the obligations under this Section 5.1 and shall include in the Proxy Statement such information with respect to the Purchaser Directors and any other information as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 5.1.  No later than 15 Business Days following the date hereof, the Purchaser shall provide to the Company in writing, and the Purchaser shall be responsible for, any information with respect to the Purchaser, its officers and Affiliates and the Purchaser Directors required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

Section 5.2                  Future Purchases.  Subject to any limitations set forth in Section 5.5 hereof, if the Purchaser should elect to purchase additional shares of Common Stock after the Closing Date, the Company agrees to take all necessary corporate and other action if any, to ensure that the restrictions of section 203 of the DGCL shall not apply.

Section 5.3                  Waiver of Receipt of Special Dividend by Purchaser.  Upon the issuance of the Purchased Shares to the Purchaser, the Purchaser shall waive, and by executing this Agreement the Purchaser hereby knowingly, voluntarily and intentionally does waive, its right as a stockholder of the Company to participate in the Special Dividend the Company will declare on or about the Closing Date in an amount equal to $0.85 per share, which shall be funded in whole or in part from the aggregate Purchase Price.  Without limiting the foregoing, the Purchaser agrees to promptly notify the Company in the event it inadvertently receives any portion of the Special Dividend, to hold any such receipt of the Special Dividend in trust and to promptly return any such receipt to the Company.  The Purchaser hereby acknowledges that the Company is relying on this waiver to its detriment as a condition to entering into this Agreement and proceeding with the Contemplated Transactions.

Section 5.4                  Transactions with Affiliates.  From the Effective Date through the date of the 2017 Annual Meeting, any transactions, arrangements or Contracts between the Company and the Purchaser and their respective Affiliates and related parties, including without limitation this Agreement and the other Transaction Agreements, and any amendments, modifications or waivers thereto, shall be subject to the prior approval of the Continuing Directors Committee on behalf of the Company.

Section 5.5                  Standstill Agreement.

(a)                                 Unless and until the Closing occurs, the standstill agreement set forth in Section 10 of the Confidentiality Agreement shall continue in full force and effect.  Upon Closing, the standstill agreement set forth in this Section 5.5 shall supersede Section 10 of the Confidentiality Agreement. If the Closing shall not occur, Section 10 of the Confidentiality Agreement shall remain in full force and effect.

(b)                                 Unless approved in advance by the Continuing Directors Committee, the Purchaser agrees that neither it nor any of its Affiliates, for a period of two (2) years after the Closing Date, will (i) acquire, offer to acquire or enter into any agreement to acquire, directly or indirectly, by purchase or otherwise, record or beneficial ownership (within the meaning of Section 13(d)(3) of the Exchange Act and the regulations promulgated thereunder) of any additional voting securities of the Company or direct or indirect rights or options to acquire (through purchase, exchange, conversion or otherwise) voting securities of the Company; or (ii) take any action individually or jointly with any partnership, limited partnership, syndicate, or other group or assist any other Person, corporation, entity or group in taking any action it could not take individually under the terms of this Agreement.

(c)                                  Notwithstanding anything to the contrary contained in Section 5.5(b), the Purchaser shall have the right to purchase shares of Common Stock from time to time in order to continue to beneficially own up to an aggregate of 52% of the issued and outstanding Common Stock, and may own an amount in excess of such percentage to the extent resulting from actions taken by the Company or any other Stockholder (for example a repurchase of Common Stock by the Company or the forfeiture of unvested restricted Common Stock awards upon the departure of a Company employee in accordance with the terms of a Company Benefit Plan or award agreement related thereto); provided, however, that such percentage shall be reduced by the percentage of their shares of Common Stock which the Purchaser or any of its Affiliates transfer, assign or otherwise dispose of to any Person other than an Affiliate of the Purchaser; and, provided, further, this Section 5.5(c) shall not apply if the Purchaser or any of its Affiliates shall have transferred, assigned or otherwise disposed of greater than 20% of their shares of Common Stock to any Person other than an Affiliate of the Purchaser.

Section 5.6                  Continued Listing; Reporting Obligations.  Unless otherwise consented to by Purchaser and the Continuing Directors Committee, from the Effective Date through the date of the 2017 Annual Meeting:

(a)                                 the Company will use commercially reasonable efforts necessary to remain in compliance with the NYSE continued listing standards.  If after using commercially reasonable efforts, the Company is unable to remain in compliance with the NYSE continued listing standards, the Company will use commercially reasonable efforts to cause the Common Stock to become listed or quoted on another national securities exchange reasonably acceptable to the Purchaser;

(b)                                 the Company shall continue to file all reports with the SEC under Sections 13 and/or 15(d) of Exchange Act, even if the Company may not be subject to the reporting requirements under Sections 13 and/or 15(d) of Exchange Act;

(c)                                  the Company shall continue to carry on its business as a manufacturer of solar panel encapsulant products in the ordinary course consistent with past practice; and

(d)                                 the Company will use commercially reasonable efforts to preserve substantially intact its present business organization, and to continue the employment and services of its current executive officers and key technical personnel in their respective current positions.

Section 5.7                  Further Assurances.  At any time or from time to time after the Effective Date, the Parties agree to cooperate with each other, and at the request of any other Party, to execute and deliver any further instruments or documents and to take all such further action as the other Party may reasonably request in order to evidence or effectuate and to otherwise carry out the intent of the Parties under this Article V.

ARTICLE VI
PRE-CLOSING COVENANTS

Section 6.1                  General.  Each Party to this Agreement shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the Contemplated Transactions.

Section 6.2                  Notices and Consents.  The Company shall use its commercially reasonable efforts to secure as soon as practicable any necessary approvals and consents of third parties for the consummation of the Contemplated Transactions.

Section 6.3                  Conduct of Business.  During the period from the Effective Date and continuing until the earlier of the termination of this Agreement or the Closing Date, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) or as required by applicable Legal Requirements, the Company and each of its Subsidiaries shall carry on its business in the ordinary course consistent with past practice. The Company will use commercially reasonable efforts to (x) preserve substantially intact its present business organization and capital structure, and keep available the services of its current officers and employees the Company’s business organization and that of each Subsidiary intact and (y) maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, and other Persons having business relationships with the Company and each of its Subsidiaries. Without limiting the generality of the foregoing, and except for matters set forth on Disclosure Schedule 6.3 or as expressly contemplated or permitted by this Agreement or with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) or as required by applicable Legal Requirements, the Company agrees that from the Effective Date to the earlier of the termination of this Agreement or the Closing Date, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do or agree to do, any of the following:

(a)                                 (A) declare, set aside, or pay any dividends (other than declaring the Special Dividend as contemplated herein) on, or make any other distributions (whether in cash, stock, or property) in respect of, any of its capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine, or reclassify any of its capital stock or other equity or voting interests (other than in connection with the Reverse Stock Split at a rate to be determined by the Board of Directors following consultation with the Purchaser), or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or other equity or voting interests, (C) purchase, redeem, or otherwise acquire any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls, or rights to acquire any such shares or other securities (other than any Company Stock Options or shares of restricted stock pursuant to forfeiture conditions relating thereto or to satisfy tax withholding requirements) or (D) take any action that would result in any change of any term (including any conversion price thereof) of any debt security of the Company or any of its Subsidiaries;

(b)                                 Issue, deliver, sell, pledge, or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls, or rights to acquire or receive, any such shares, interests, or securities or any stock appreciation rights, phantom stock awards, or other rights that are linked in any way to the price of the Common Stock or the value of the Company or any part thereof (other than (x) the issuance of shares of Common Stock upon the exercise of Company Stock Options or rights under the employee stock purchase program (the “ESPP”) in accordance with their present terms and (y) the granting of rights that may arise under the terms of the ESPP, to the extent required by Legal Requirements or any contract or Company Benefit Plan in effect on the Effective Date and disclosed in Disclosure Schedule 3.22(c);

(c)                                  Amend or propose to amend its certificate of incorporation or bylaws (or similar organizational documents) or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, or similar transaction;

(d)                                 Acquire by merger or consolidation, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, all or a substantial portion of any business or any Entity or division thereof;

(e)                                  Other than in the ordinary course of business consistent with past practice, acquire any material assets or a License Agreements therefor, or make any capital expenditures, or incur any obligations or liabilities in connection therewith, except pursuant to existing Contracts or that, in the aggregate, would not exceed $500,000 per fiscal year;

(f)                                   Except in the ordinary course of business consistent with past practice, enter into, amend, or terminate any material lease or sublease of real property (whether as a lessor, sublessor, lessee, or sublessee) or fail to exercise any right to renew any material lease or sublease of real property;

(g)                                  Sell, grant a license in, or otherwise subject to any Encumbrance or otherwise dispose of any of its material properties or assets, other than the sale of inventory and the granting of nonexclusive licenses in the ordinary course of business consistent with past practice;

(h)                                 Repurchase, prepay, or incur any indebtedness or guarantee any indebtedness of another person or issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain the financial condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing;

(i)                                     Make any loans, advances, or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(j)                                    (A) waive, release, assign, pay, discharge, settle, or satisfy any material claims or Legal Proceeding (including claims of stockholders and any stockholder litigation relating to this Agreement, or any other Contemplated Transactions or otherwise), other than those that (i) involve the payment of monetary damages equal to or lesser than the amounts specifically reserved, if any, with respect thereto on the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2013 included in the Company’s SEC Documents or that do not exceed $250,000 individually or in the aggregate, or (ii) if involving any non-monetary outcome, will not have a material effect on the continuing operations of the Company;

(k)                                 Enter into any Material Contract:

(i)                                     Except in the ordinary course of business consistent with past practice or the extent automatically renewed or extended;

(ii)                                  If consummation of the Contemplated Transactions or compliance by the Company with the provisions of this Agreement will conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation, or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Encumbrance in or upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated, or guaranteed rights or entitlements under, any provision of such Contract; or

(iii)                               That in any way purports to restrict the business activity of the Company or any of its Subsidiaries or any of their Affiliates or to limit the freedom of the Company or any of its Subsidiaries or any of their Affiliates to engage in any line of business or to compete with any Person or in any geographic area.

(l)                                     Amend, modify, change, or terminate any Material Contract to which the Company or any of its Subsidiaries is a party, or waive, release, or assign any rights or claims thereunder, in each case other than in the ordinary course of business;

(m)                             Except as required by applicable Legal Requirements, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any of its Subsidiaries;

(n)                                 Hire any new employee for a new position with an annual base salary in excess of $200,000, or engage any independent contractor whose engagement may not be terminated by the Company without penalty on thirty (30) days’ notice or less;

(o)                                 Increase in any manner the compensation or benefits of, or pay any bonus to, any executive officer or director of the Company or any of its Subsidiaries, except for such increases or bonuses set forth on Disclosure Schedule 6.3(o);

(p)                                 Increase in any manner the compensation or benefits of, or pay any bonus to, any other employee, officer or independent contractor of the Company or any of its Subsidiaries, except for such increases or bonuses that are paid to non-executive officers of the Company in the ordinary course of business consistent with past practice or to the extent required under existing Company Benefit Plans or any Contract or by applicable Legal Requirements;

(q)                                 Except as required to comply with Legal Requirements or any Contract or Company Benefit Plan in effect on the date of this Agreement:

(i)                                     Pay to any employee, officer, director, or independent contractor of the Company or any of its Subsidiaries any benefit not provided for under any Contract or Company Benefit Plan in effect on the date of this Agreement,

(ii)                                  Grant any awards under any Company Benefit Plan other than those that were disclosed to Purchaser prior to the date of this Agreement (including the grant of Company Stock Options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock or restricted stock units or the removal of existing restrictions in any Contract or Company Benefit Plan or awards made thereunder),

(iii)                               Take any action to fund any future payment of, or in any other way secure the payment of, compensation or benefits under any Contract or Company Benefit Plan,

(iv)                              Take any action to accelerate the vesting or payment of any compensation or benefit under any Contract or Company Benefit Plan,

(v)                                 Adopt, enter into, or amend any Company Benefit Plan other than offer letters entered into with new employees in the ordinary course of business consistent with past practice that provide, except as required by applicable Legal Requirements, for “at will employment” with no severance benefits, or

(vi)                              Make any material determination under any Company Benefit Plan that is not in the ordinary course of business consistent with past practice;

(r)                                    (A) fail to accrue a reserve in its books and records and financial statements in accordance with past practice for Taxes payable by the Company or any of its Subsidiaries, (B) settle or compromise any material Legal Proceeding relating to any Tax (other than with respect to any Tax liability arising from any Audit disclosed on Disclosure Schedule 3.21(c)), for an amount that is greater than the reserve for such Tax liability that is reflected in the financial statements of the Company, or (C) make, change, or revoke any material Tax election;

(s)                                   Except as required by GAAP or applicable Legal Requirements, change its fiscal year, revalue any of its material assets, or make any material changes in financial or Tax accounting methods, principles, or practices;

(t)                                    Take any action (or omit to take any action) if such action (or omission) would, or would be reasonably likely to result in (A) any representation and warranty of the Company set forth in this Agreement that is qualified as to materiality becoming untrue (as so qualified) or (B) any such representation and warranty that is not so qualified becoming untrue in any material respect;

(u)                                 Keep in full force all material insurance policies referred to in Section 3.10; and

(v)                                 Authorize any of, or commit, resolve, or agree to take any of, the foregoing actions.

Section 6.4                  Preservation of Business.  The Company shall use commercially reasonable efforts to keep its business and properties substantially intact, including its present operations, including without limitation the Company’s research and development function, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees, including without limitation its existing executive management team and its key technical employees.

Section 6.5                  Access and Investigation.  The Company shall permit Representatives of the Purchaser to have full access, during normal business hours and with reasonable advance notice and in a manner so as not to interfere with the normal business operations of the Company, such reasonable access to all premises, properties, personnel, books, records (including Tax Records), Contracts, and documents of or pertaining to the Company.  During the period from the Effective Date through the Closing Date or the earlier termination of this Agreement in accordance with Article X hereof, the Company shall, and shall cause the Representatives of the Company and its Subsidiaries to, (i) provide the Purchaser and its Representatives with reasonable access to the Representatives of the Company and its Subsidiaries, personnel and assets, books, records, Tax Returns, work papers, and other documents, and additional financial, operating, and other data and information regarding the Company and its Subsidiaries, and provide copies thereof to the Purchaser, in each case as the Purchaser may request and (ii) cause its officers to confer regularly with the Purchaser concerning the status of the Company’s business as the Purchaser may request.  In addition, the Company shall promptly provide the Purchaser with (A) all material operating and financial reports prepared by the Company and its Subsidiaries for the Company’s management, including copies of the unaudited monthly consolidated financial statements; and (B) any other written reports or other written materials reasonably requested by the Purchaser. Notwithstanding anything herein to the contrary, the Company shall not be required to provide any access to any information or documents (i) which it reasonably determines upon advice of counsel that it may not provide to the Purchaser and its Representatives by reason of applicable Legal Requirements, (ii) which the Company or any Subsidiary is required to keep confidential by reason of contract or agreement with third parties, (iii) which it reasonably determines upon advice of counsel would constitute a waiver of the attorney-client privilege or other privileges held by the Company or (iv) other than as expressly set forth in Section 6.8 hereof, all copies of minutes or deliberations of the Board of Directors or any presentations, board packages or other materials provided to the Board of Directors in connection with the Contemplated Transactions or any alternative transaction(s). The Parties will use their commercially reasonable efforts to make appropriate substitute arrangements under circumstances in which the restrictions of the proceeding sentence apply. Prior to the Effective Date, the Purchaser shall not, and shall cause its Representatives not to, use any of the information acquired pursuant to this Section 6.5 for any purpose unrelated to this Agreement or the Contemplated Transactions. No investigation by the Purchaser or its Representatives shall affect the representations, warranties, covenants or agreements of the Parties set forth herein. All information obtained pursuant to this Section 6.5 shall be kept confidential in accordance with the Confidentiality Agreement.

Section 6.6                  Notification.

(a)                                 During the period from the Effective Date through the Closing Date or the earlier termination of this Agreement in accordance with Article X hereof, each Party shall promptly, but in any event no less than one (1) Business Day following any such event, notify the other Parties in writing of:

(i)                                     The discovery of any event, condition, fact, or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by such Party in this Agreement as of the date of this Agreement;

(ii)                                  The discovery of any event, condition, fact, or circumstance that occurs from the date of the Agreement to the Closing Date that causes or constitutes a Material Adverse Change;

(iii)                               Any material breach of any covenant under this Agreement;

(iv)                              Any event, condition, fact, or circumstance that would make the timely satisfaction of any of the conditions set forth in Article VII impossible or unlikely; and

(v)                                 (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Contemplated Transactions, and (B) any Legal Proceeding or material claim threatened, commenced, or asserted against or with respect to such Party or any of its Affiliates or the Contemplated Transactions.

(b)                                 No notification given pursuant to this Section 6.6 shall limit or otherwise affect any of the representations, warranties, covenants, or obligations of the Parties contained in this Agreement.

Section 6.7                  Confidentiality; Publicity.  Any information or document (including without limitation this Agreement or any of the other Transaction Agreements) that either Party hereto provides to the other Party or that a Party develops based on any such information or document in the course of completing the Contemplated Transactions, in each case with the exception of information or documents that are publicly available, will be treated as confidential and proprietary and will not be disclosed to any third party, except as set forth in this Section 6.7.  Notwithstanding the foregoing, nothing in this Section 6.7 shall (A) prevent either Party from the disclosure of information contemplated in this Section 6.7 received from the other Party if disclosed after obtaining the prior consent of the other Party, (B) prevent the cooperation and coordination between the Parties to comply with any Legal Requirements including the

Securities Act, the Exchange Act, and the applicable rules and regulations of the SEC, (C) prevent the issuance of any press release or public statement by the Parties announcing this Agreement, the Contemplated Transactions, or the Transaction Agreements or (D) any other actions deemed necessary by the Parties to effect the Contemplated Transactions. The Parties shall consult with each other before issuing any press release or otherwise making any public statements about this Agreement, the Contemplated Transactions, or the Transaction Agreements. None of the Parties shall issue any such press release or make any such public statement prior to such consultation, except to the extent required by Legal Requirements or the NYSE requirements, in which case that Party shall use its commercially reasonable efforts to consult with the other Parties before issuing any such release or making any such public statement.

Section 6.8                  No Solicitation.

(a)                                 Subject to the remainder of this Section 6.8, from the Effective Date until the Closing Date, the Company agrees that it shall not, and that it shall cause its Subsidiaries or any Representative of the Company or any of its Subsidiaries not to, (i) solicit, initiate, or knowingly encourage, induce, or facilitate or take any other action designed to facilitate the submission of any inquiries, proposals or offers that constitute or that would reasonably be expected to lead to any Acquisition Proposal, (ii) engage in any discussions or negotiations with, furnish any nonpublic information regarding the Company or any of its Subsidiaries to, or otherwise cooperate with, any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) approve, endorse, or recommend any Acquisition Proposal or (iv) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than an acceptable confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company and containing terms no less favorable to the Company than the terms of the Confidentiality Agreement).  Notwithstanding anything herein to the contrary, the Company may waive the terms of a standstill agreement in effect as of the date of this Agreement if and only if the terms of such standstill agreement require the Company to invite the counterparty to submit an Acquisition Proposal, and if the other party to such standstill agreement expressly requests such a waiver then the Company shall grant such a waiver solely to the extent necessary to enable such other party to submit a bona fide written, unsolicited Acquisition Proposal in accordance with the terms of this Agreement, and otherwise to enable the Company to take any other actions, and only such actions, expressly permitted to be taken by the Company pursuant to this Section 6.8 following the submission by such other party of a bona fide written unsolicited Acquisition Proposal as if such standstill agreement were not in effect.

(b)                                 Notwithstanding anything to the contrary contained in Section 6.8(a), if at any time following the date of this Agreement and prior to obtaining Stockholder approval of the Contemplated Transactions (but in no event after obtaining the Stockholder approval), (i) the Company has received a bona fide written, unsolicited Acquisition Proposal that did not otherwise result from a breach of this Section 6.8 or any standstill or similar agreement, from a third party and (ii) the Board of Directors determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal, then the Company may, subject to compliance with Section 6.8(c), (A) furnish nonpublic information regarding the Company and its Subsidiaries to the third party making such Acquisition Proposal and (B) participate in discussions or negotiations with the third party making such Acquisition Proposal regarding such Acquisition Proposal; provided, however, that the Company (x) will not, and will cause its Representatives not to, disclose any nonpublic information to such third party without entering into an acceptable confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company and containing terms no less favorable to the Company than the terms of the Confidentiality Agreement and (y) will as promptly as reasonably practicable (but in no event later than 24 hours) after it is provided to such third party provide to the Purchaser any nonpublic information concerning the Company or its Subsidiaries provided to such third party which was not previously provided to Purchaser; and provided, further, that the Company will not take any of the actions described in (A) or (B) above unless and until the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take that action would be inconsistent with its fiduciary duties to the Company Stockholders under applicable law.  The Board of Directors shall not take any of the actions referred to in clauses (A) and (B) of the preceding sentence unless the Company shall have delivered to the Purchaser a prior written notice advising the Purchaser that it intends to take such action at least one (1) Business Day prior to taking such action.  Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding two sentences by any Representative of the Company or any of its Subsidiaries, whether or not such Representative is purporting to act on behalf of the Company or any of its Subsidiaries, shall be deemed to constitute a breach of this Section 6.8(a) by the Company.

(c)                                  During the period from the Effective Date to the Closing Date, the Company shall notify the Purchaser promptly (and in no event later than 24 hours) after receipt by the Company or any Representative of any Acquisition Proposal, or of any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Person in connection with an Acquisition Proposal.  The Company shall provide such notice orally and in writing and shall identify the Person making, and the terms and conditions of, any Acquisition Proposal, indication or request. The Company shall keep the Purchaser reasonably informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request and promptly (but in no event later than 24 hours) provide the Purchaser with copies of all written correspondence or communications sent or provided to or by the Company and its Representatives in connection with any Acquisition Proposal.

(d)                                 On the Effective Date, the Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal and shall request that any such Person (or its agents and advisors) in possession of confidential information about the Company or its Subsidiaries that was previously furnished to such Person by or on behalf of the Company or any of its Subsidiaries to return or destroy all such information.

(e)                                  Except as provided in Section 6.8(a), the Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill,” or similar agreement to which the Company or any of its Subsidiaries is a party, and will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of the Purchaser.

(f)                                   Nothing set forth in this Section 6.8 shall prohibit the Company or the Board of Directors, directly or indirectly through its Representatives, from taking and disclosing to the Company’s Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act (or any similar communication to the Company Stockholders) or (ii) making any “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Company’s Stockholders) if the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to do so would be inconsistent with its fiduciary duties to the Company’s Stockholders under applicable law; provided that this Section 6.8(f) shall not be deemed to permit the Board or any committee thereof to make a Change in Recommendation in the Proxy Statement or take any of the actions referred to in Section 6.8(b), except to the extent permitted by Section 6.11(c)(i) or Section 6.11(c)(ii).

Section 6.9                  Investment Company Act.  The Company agrees to take such steps as shall be necessary to ensure that it will not become an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.10           Proxy Statement.

(a)                                 As promptly as practicable, and in no event later than forty-five (45) days after the Effective Date, the Company shall prepare a draft of the Company Proxy Statement relating to the Company Stockholder Meeting. The Company shall provide the Purchaser with a reasonable opportunity to review and comment on such draft, and once such draft is in a form reasonably acceptable to each of the Parties, the Company shall file the Company Proxy Statement with the SEC in preliminary form. As promptly as possible, and in no event later than 15 Business Days following the Effective Date, the Purchaser shall furnish to the Company all information concerning itself, its officers, its Affiliates and the Purchaser Directors that is required to be included in the Company Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement, and the Purchaser shall cause its Representatives to cooperate with Representatives of the Company in the preparation of the Proxy Statement and to assist and cooperate with the resolution of any comments the SEC or its staff may provide.

(b)                                 The Company shall use its commercially reasonable efforts to (i) respond to any comments on the Proxy Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests, and (ii) cause the Proxy Statement to be mailed to the Stockholders as promptly as practicable after the date of this Agreement. The Company shall promptly (A) notify the Purchaser upon the receipt of any such comments or requests and (B) provide the Purchaser and its Representatives with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand. If at any time prior to the Company Stockholders Meeting, any information relating to the Company, the Purchaser or any of its Affiliates or Representatives should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by Legal Requirement, disseminated to the Stockholders. Notwithstanding the foregoing, prior to responding to any comments or requests of the SEC or the filing or mailing of the Proxy Statement (or any amendment or supplement thereto), the Company (x) shall provide the Purchaser and its Representatives with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings and (y) shall include in such drafts, correspondence and filings all comments reasonably proposed by or on behalf of the Purchaser.

(c)                                  The Proxy Statement shall include the Board Recommendation unless the Board of Directors has withdrawn, modified or amended the Board Recommendation in accordance with Section 6.11(b).

Section 6.11           Company Stockholder Approval.

(a)                                 The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of, and hold a meeting of the holders of Common Stock to vote on proposals to approve the issuance and sale of the Purchased Shares, the Reverse Stock Split, and any other of the Contemplated Transactions that require Stockholder approval under applicable Legal Requirements or the Company’s certificate of incorporation or bylaws at the Company Stockholders Meeting (the “Company Stockholders Meeting”), shall submit such proposals to such holders at the Company Stockholders Meeting, and shall not submit any other proposal to such holders in connection with the Company Stockholders Meeting (other than a proposal relating to executive compensation as may be required by Rule 14a-21(c) under the Exchange Act) without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed).  The Company (in consultation with the Purchaser) shall set a single record date for persons entitled to notice of, and to vote at, the Company Stockholders Meeting and shall not change such record date (whether in connection with the Company Stockholders Meeting or any adjournment or postponement thereof) without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed).  The Company Stockholders Meeting shall be held on a date selected by the Company in consultation with the Purchaser within one hundred twenty (120) days of the Effective Date; provided, however that the date may be extended if such extension is required in connection with the receipt of, and response to, SEC comments. Subject to Section 6.11(c), the Proxy Statement shall include the recommendation of the Board of Directors that the Stockholders vote to approve the Contemplated Transactions including, but not limited to, the issuance and sale of the Purchased Shares, the Reverse Stock Split, and any other of the Contemplated Transactions that require Stockholder approval under applicable Legal Requirements or the Company’s certificate of incorporation or bylaws at the Company Stockholders Meeting (the recommendation of the Board of Directors being referred to as the

“Board Recommendation”).  The Company shall ensure that all proxies solicited in connection with the Company Stockholders Meeting are solicited in compliance with all applicable Legal Requirements.

(b)                                 Subject to Section 6.11(c), neither the Board of Directors nor any committee thereof shall: (i) withdraw or modify the Board Recommendation in a manner adverse to the Purchaser, or adopt or propose a resolution to withdraw or modify the Board Recommendation in a manner adverse to the Purchaser or take any other action that is or becomes disclosed publicly and which can reasonably be interpreted to indicate that the Board of Directors or any committee thereof does not support this Agreement or does not believe that this Agreement and the transactions contemplate hereby are in the best interests of the Stockholders; (ii) fail to reaffirm, without qualification, the Board Recommendation, or fail to state publicly, without qualification, this Agreement and the Contemplated Transactions are in the best interests of the Company’s Stockholders, within five (5) Business Days after the Purchaser requests in writing that such action be taken; (iii) fail to announce publicly, within ten (10) Business Days after a tender offer or exchange offer relating to securities of the Company shall have been commenced, that the Board of Directors recommends rejection of such tender or exchange offer; (iv) fail to issue, within ten (10) Business Days after an Acquisition Proposal is publicly announced, a press release announcing its opposition to such Acquisition Proposal; (v) approve, endorse, or recommend any Acquisition Proposal; or (vi) resolve or propose to take any action described in clauses (i) through (v) of this sentence (each of the foregoing actions described in clauses (i) through (vi) of this sentence being referred to as a “Change in Recommendation”).

(c)                                  Notwithstanding anything to the contrary contained in Section 6.11(b), at any time prior to the adoption of this Agreement by the Required Stockholder Vote, the Board of Directors may effect, or cause the Company to effect, as the case may be, a Change in Recommendation:

(i)                                     If: (A) after the date of this Agreement, an Acquisition Proposal to effect a transaction of the type referred to in the definition of the term Superior Proposal is made to the Company and is not withdrawn; (B) such unsolicited, bona fide, written offer was not obtained or made as a direct or indirect result of a breach of (or any action inconsistent with) this Agreement, the Confidentiality Agreement, or any “standstill” or similar agreement under which the Company or any of its Subsidiaries has any rights or obligations; (C) at least five (5) Business Days prior to any meeting of the Board of Directors at which the Board of Directors will consider and determine whether such offer is a Superior Proposal, the Company provides the Purchaser with a written notice specifying the date and time of such meeting, the reasons for holding such meeting, the terms and conditions of the offer that is the basis of the potential action by the Board of Directors (including a copy of any draft definitive agreement reflecting the offer), and the identity of the Person making the offer; (D) the Board of Directors determines in good faith, after obtaining and taking into account the advice of an independent financial advisor and the advice of outside legal counsel, that such offer constitutes, or would reasonably be expected to lead to, a Superior Proposal; (E) the Board of Directors does not effect, or cause the Company to effect, a Change in Recommendation at any time within five (5) Business Days after the Purchaser receive written notice from the Company confirming that the Board of Directors has determined that such offer is a

Superior Proposal; (F) during such five (5) Business Day period, if requested by the Purchaser, the Company engages in good faith negotiations with the Purchaser to amend this Agreement in such a manner that the offer that was determined to constitute a Superior Proposal no longer constitutes a Superior Proposal; (G) at the end of such five (5) Business Day period, such offer has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by the Purchaser as a result of the negotiations required by clause “(F)” or otherwise); and (H) the Board of Directors determines in good faith, after obtaining and taking into account the advice of outside legal counsel, that, in light of such Superior Proposal, a Change in Recommendation is required in order for the Board of Directors to comply with its fiduciary obligations to the Company’s Stockholders under applicable Legal Requirements (it being understood that in the event of any revisions to the terms of a Superior Proposal, the provisions of this Section 6.11(c)(i) shall apply to such revised offer as if it were a new offer hereunder); or

(ii)                                  If: (A) a material development or change in circumstances occurs or arises after the date of this Agreement that was neither known to the Company or any of its Subsidiaries or any of their Representatives nor reasonably foreseeable to the Company or any of its Subsidiaries or any of their Representatives as of the date of this Agreement (such material development or change in circumstances being referred to as an “Intervening Event”); (B) at least five (5) Business Days prior to any meeting of the Board of Directors at which the Board of Directors will consider and determine whether such Intervening Event requires the Board of Directors to effect, or cause the Company to effect, a Company Change in Recommendation, the Company provides the Purchaser with a written notice specifying the date and time of such meeting and the reasons for holding such meeting; (C) during such five (5) Business Day period, if requested by the Purchaser, the Company engages in good faith negotiations with the Purchaser to amend this Agreement in a manner that obviates the need for the Board of Directors to effect, or cause the Company to effect, a Change in Recommendation as a result of such Intervening Event; and (D) the Board of Directors determines in good faith, after obtaining and taking into account the advice of outside legal counsel, that, in light of such Intervening Event, a Change in Recommendation is required in order for the Board of Directors to comply with its fiduciary obligations to the Stockholders under applicable Legal Requirements.

Section 6.12           Cooperation; Regulatory Filings.

(a)                                 The Parties shall cooperate fully with each other and shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Contemplated Transactions.

(b)                                 The Company shall make all material filings and notices required by any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, regulation, statute, or treaty, including, without limitation all requisite filings with the SEC, necessary for the consummation of the Contemplated Transactions, and shall promptly submit any additional information requested with such filings and notices that are related to this Agreement and the Contemplated Transactions.  The

Purchaser will cooperate with the Company with respect to any material filing required by applicable Legal Requirements in connection with the Contemplated Transactions.

Section 6.13           CFIUS Notice Filings.  The Parties will use commercially reasonable efforts to prepare and submit a voluntary notice (“Voluntary Notice”) and any requested subsequent filings to CFIUS under Section 721 of title VII of the Defense Production Act of 1950, as amended, with regard to the Contemplated Transactions.  The Parties will promptly provide each other with all information necessary to complete the preparation and submission of the Voluntary Notice and respond to any inquiries from CFIUS or any other interested Governmental Body.  The Parties shall use commercially reasonable efforts to take all steps necessary to secure as promptly as practicable a conclusion from CFIUS that there are no issues of national security sufficient to warrant further review of the Contemplated Transactions.  The Parties shall promptly advise each other of the receipt of any material notice or other communication from any Governmental Body, or any Person on behalf of any Governmental Body, in connection with the Voluntary Notice. Further, upon the request of a Party hereto, the non-requesting Party shall promptly provide to the requesting Party an update on the status of the Voluntary Notice.

Section 6.14           Continued Listing on a National Securities Exchange.  The Company will use commercially reasonable efforts necessary to remain in compliance with the NYSE continued listing standards.  If after using commercially reasonable efforts, the Company is unable to remain in compliance with the NYSE continued listing standards, the Company will use commercially reasonable efforts to cause the Common Stock to become listed or quoted on another national securities exchange.

Section 6.15           Voting Agreements.  The Company shall endeavor in good faith to cause each of its executive officers within the meaning of Rule 3b-7 of the Exchange Act and the Directors as of the Effective Date to enter into a voting agreement (“Voting Agreement”) substantially in the form attached hereto as Exhibit D.

Section 6.16           Employees; Benefit Plans.

(a)                                 For a period of one year following the Closing Date (the “Continuation Period”), the Company shall provide employees (other than those employees covered by a collective bargaining agreement) who are employed by the Company or its Subsidiaries as of the Closing Date (“Active Employees”) with compensation and benefits that are no less favorable in the aggregate as those provided under the Company Benefit Plans in effect at the Closing Date; provided, however, that nothing herein shall prevent the amendment or termination of any specific plan, program or arrangement, require that the Company provide or permit investment in the securities of the Company or interfere with the Company’s right or obligation to make such changes as are necessary to comply with Legal Requirements. Notwithstanding anything to the contrary in this Agreement, nothing herein shall preclude the Company from terminating the employment of any Active Employee for any reason for which the Company could have terminated such person prior to the Closing Date.

(b)                                 The Company shall continue to maintain and administer all Company Benefit Plans (including, without limitation, any severance, change of control, retention, and similar plans and agreements) in accordance with their terms as in effect immediately prior to the Closing Date, subject to any amendment or termination thereof that may be permitted by such Company Benefit Plans, Legal Requirements, and this Agreement.  Notwithstanding the foregoing, nothing in this Section 6.16(b) shall preclude the Company from terminating any Company Benefit Plan prior to the Closing Date.  During the Continuation Period, the Purchaser shall cause the Company to provide all Active Employees who suffer a qualifying termination of employment with severance benefits no less favorable than those that would have been provided to such Active Employees under the Company’s severance policy as in effect immediately prior to the Closing Date.

(c)                                  The Parties acknowledge and agree that all provisions contained herein with respect to employees of the Company are included for the mutual benefit of the Parties, and shall not create any right in any other Person, including any employees, former employees, participants or former participants in any Company Benefit Plans or any beneficiary thereof, or any other third parties. In addition, except as expressly provided herein, nothing contained herein, expressed or implied, is intended to confer upon any employee of the Company any right to employment or continued employment with the Company or any of its Subsidiaries, or any rights under any Company Benefit Plan, including severance benefits, by reason of this Agreement.

Section 6.17           Directors’ and Officers’ Indemnification and Insurance.

(a)                                 The Company shall cause all rights to indemnification, advancement of expenses and exculpation now existing in favor of any present or former director or officer of the Company or any of its Subsidiaries (the “D&O Indemnified Parties”) as provided in the certificate of incorporation or bylaws (or similar organizational documents) or in agreements between a D&O Indemnified Party and the Company or one of its Subsidiaries, in each case, in effect on the Effective Date to continue in full force and effect for a period of not less than six (6) years after the Closing Date, and the Company shall not amend, repeal or otherwise modify any provision in any manner that would adversely affect the rights of such D&O Indemnified Party thereunder for any acts or omissions occurring prior to the Effective Date.

(b)                                 After the Closing Date, the Company shall indemnify all D&O Indemnified Parties to the fullest extent permitted by Legal Requirements with respect to all acts and omissions arising out of or relating to their services as directors or officers of the Company or its Subsidiaries occurring prior to the Closing Date.

(c)                                  The Company shall (i) maintain in effect for at least six (6) years after the Closing Date, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous) or (ii) obtain as of the Closing Date “tail” insurance policies with a claims period of at least six (6) years from the Closing Date with at least the same coverage and amounts containing terms and conditions which are no less advantageous, in each case, with respect to claims arising out of or relating to events which occurred before or at the Closing Date so long as the Company is not required to pay an annual premium in excess of 200% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (such 200% amount being the

“Maximum Premium”). The Company represents that such annual premium amount is set forth in Disclosure Section 3.10. If Company is unable to obtain the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, the Company shall instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium.

(d)                                 The Company shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any indemnitee and/or D&O Insured Party in enforcing the indemnity and other obligations provided hereunder or other applicable indemnification obligation referenced to herein. The covenants contained in this Section 6.17 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which a D&O Indemnified Party is entitled, whether pursuant to Legal Requirements, contract or otherwise.

(e)                                  In the event that the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, the Company shall use commercially reasonable efforts to cause proper provisions to be made so that the successors and assigns of the Company assume the obligations set forth in this Section 6.17.

(f)                                   The obligations of the Company under this Section 6.17 shall not be terminated or modified in such a manner as to materially and adversely affect any indemnitee and/or D&O Insured Party to whom this Section 6.17 applies without the express written consent of such affected indemnitee and D&O Insured Party. It is expressly agreed that the indemnitees and/or D&O Insured Parties to whom this Section 6.17 applies shall be third party beneficiaries of this Section 6.17.

Section 6.18           Special Dividend.  Immediately prior to Closing on the Closing Date, the Company shall declare the Special Dividend in an amount equal to $0.85 per share, which shall be funded in whole or in part from the aggregate Purchase Price.

Section 6.19           No Control.  Nothing contained in this Agreement is intended to give the Purchaser, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Closing Date. Prior to the Closing Date, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 6.20           Solvency Opinion.  The Company shall cause its financial advisor to deliver an opinion, dated as of the Closing Date, as to the Company’s solvency with respect to its declaring, setting aside funds for and paying the Special Dividend.

ARTICLE VII
CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATION TO CLOSE

The Purchaser’s obligation to consummate the transactions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions, any one or more of which may be waived by the Purchaser:

Section 7.1                  Performance.  The Company shall have performed and complied in all material respects with all covenants, agreements, and conditions contained herein that are required to be performed or complied with prior to or on the Closing Date, except for such failures to perform or comply which has not had and would not reasonably be expected to have, whether individually or in the aggregate, a Material Adverse Effect.

Section 7.2                  Representations and Warranties.

(a)                                 Other than the representations and warranties set forth in Sections 3.2 (Due Authorization), 3.5 (Capitalization), 3.27 (Takeover Statutes), 3.28 (Private Placement), and 3.30 (Broker’s Fees), the representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Material Adverse Effect qualifications contained in them, as of the date hereof (except for representations and warranties made as of a specified date, which shall be true and correct in all respects as of that specified date), unless the failure or failures of all such representations and warranties to be so true and correct in all respects would not, in the aggregate, have a Material Adverse Effect;

(b)                                 The representations and warranties set forth in Sections 3.2 (Due Authorization), 3.5 (Capitalization) and 3.30 (Broker’s Fees) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of that specified date); and

(c)                                  The representations and warranties set forth in Sections 3.27 (Takeover Statutes), and 3.28 (Private Placement) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct in all respects as of that specified date).

Section 7.3                  No Order.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Legal Requirement (including any injunction or other order, whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Contemplated Transactions illegal or otherwise prohibiting the consummation of the Contemplated Transactions.

Section 7.4                  Stockholder Approval.  The Stockholders of the Company shall have approved the Contemplated Transactions including, but not limited to, the issuance and sale of the Purchased Shares, and any other of the Contemplated Transactions that require Stockholder approval under applicable Legal Requirements or the Company’s certificate of incorporation or bylaws.  For the avoidance of doubt, approval of the Reverse Stock Split by the

Stockholders of the Company shall not be a condition precedent to Purchaser’s obligation to close.

Section 7.5                  CFIUS Conclusion.  The Parties shall have received notice from CFIUS that the Contemplated Transactions do not present issues of national security sufficient to warrant further review.

Section 7.6                  Board Appointment.  Subject to Section 5.1(a) herein, the Purchaser shall have received the requisite resolutions and other documentation effecting the appointment of the Purchaser’s designees to the Board of Directors.

Section 7.7                  Company Certificates.  The Purchaser shall have received one or more certificates from an executive officer of the Company to the effect that each of the conditions set forth in Sections 7.1 and 7.2 above have been satisfied and certifying as to copies and the effectiveness of the Company’s certificate of incorporation, bylaws and stockholder resolutions approving this Agreement and the Contemplated Transactions.

Section 7.8                  Transaction Agreements.  The Company shall have entered into the Transaction Agreements applicable to it.

Section 7.9                  Special Dividend.  The Company shall have declared the Special Dividend.

ARTICLE VIII
CONDITIONS PRECEDENT TO COMPANY’S OBLIGATION TO CLOSE

The Company’s obligation to complete the issuance and sale of the Purchased Shares to the Purchaser at the Closing shall be subject to the following conditions, any one or more of which may be waived by the Company:

Section 8.1                  Performance.  The Purchaser shall have performed and complied in all material respects with all agreements and conditions contained herein required to be performed or complied by it prior to or on the Closing Date.

Section 8.2                  No Order.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Legal Requirement (including any injunction or other order, whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Contemplated Transactions illegal or otherwise prohibiting the consummation of the Contemplated Transactions.

Section 8.3                  CFIUS Conclusion.  The Parties shall have received notice from CFIUS that the Contemplated Transactions do no present issues of national security sufficient to warrant further review.

Section 8.4                  Chinese Government Approvals.  The Parent shall have received the Chinese Government Approvals set forth on Purchaser Disclosure Schedule 4.2(b) required to enter into and perform its obligations under this Agreement, the Guarantee and the other Transaction Agreements and to consummate the Contemplated Transactions.

Section 8.5                  Officer’s Certificate.  The Company shall have received a certificate from an officer of the Purchaser to the effect that the condition set forth in Section 8.1 hereof has been satisfied.

Section 8.6                  Transaction Agreements.  The Purchaser shall have entered into the Transaction Agreements applicable to it.

Section 8.7                  Special Dividend.  The Company shall have declared the Special Dividend.

Section 8.8                  Stockholder Approval.  The Stockholders of the Company shall have approved the Contemplated Transactions including, but not limited to, the issuance and sale of the Purchased Shares, and any other of the Contemplated Transactions that require Stockholder approval under applicable Legal Requirements or the Company’s certificate of incorporation or bylaws.  For the avoidance of doubt, approval of the Reverse Stock Split by the Stockholders of the Company shall not be a condition precedent to the Company’s obligation to close.

ARTICLE IX
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS; INDEMNIFICATION

Section 9.1                  Survival of Representations and Warranties and Agreements.  All covenants, agreements, representations and warranties made by the Parties herein shall survive the execution of this Agreement, the delivery to the Purchaser of the Purchased Shares being purchased and the payment therefor for a period of twelve (12) months after the Closing Date. This Section 9.1 shall not limit any covenant or agreement of the Parties to this Agreement which, by its terms, expressly contemplates performance after such 12-month period.

Section 9.2                  Indemnification Provisions.

(a)                                 Indemnification.  From and after the Closing Date, and subject to the limitations in Section 9.6, the Company (the “Indemnifying Party”) will indemnify, hold harmless, and defend the Purchaser and its officers, directors, and Affiliates (the “Indemnified Party” or, collectively the “Indemnified Parties”) against any Adverse Consequences (as defined below) which the Indemnified Party may suffer resulting from or arising out of a breach of any of Company’s representations or warranties (as of the date made or as of the Closing Date) or covenants contained in this Agreement;, provided that the Indemnified Party makes a written claim for indemnification against the Indemnifying Party pursuant to Section 9.3 below during the period set forth in Section 9.1 above.

Section 9.3                  Matters Involving Third Parties.

(a)                                 If any third party notifies the Indemnified Party with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against the Indemnifying Party under this Article IX, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(b)                                 The Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will defend against the Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim, (iii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (iv) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (v) the Indemnifying Party vigorously prosecutes and defends against the Third-Party Claim.

(c)                                  So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 9.3(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim subject to the Indemnifying Party’s right to direct the defense, (ii) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and (iii) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the Indemnified Party receives a full release with respect to such Third-Party Claim and any monetary damages are paid in full by the Indemnifying Party.

(d)                                 In the event the Indemnifying Party does not assume control of the defense of any Third-Party Claim, (i) the Indemnified Party may defend against the Third-Party Claim, and (ii) the Indemnified Party may consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party. Notwithstanding anything to the contrary contained herein, the Indemnifying Party will have no indemnification obligations with respect to any claim which has been or will be settled by the Indemnified Party without the prior written consent of the Indemnifying Party.

Section 9.4                  Adverse Consequences.  For purposes of this Article IX, “Adverse Consequences” means all damages, costs, obligations, liabilities, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses; provided, however, that Adverse Consequences shall exclude punitive, incidental, consequential and special damages (except to the extent included in damages paid by or on behalf of the Indemnified Party in respect of any Third Party Claim).

Section 9.5                  No Other Indemnification Provisions.  Except as otherwise provided in Section 10.4(a) herein, the foregoing indemnification provisions are the sole and exclusive remedy for any and all claims an Indemnified Party hereto may have from and after the Closing Date with respect to a breach of any representation, warranty and covenant made by the Company pursuant to this Agreement, and the Indemnified Party will not have any other entitlement, remedy or recourse, whether in contract, tort or otherwise; it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by law.  Notwithstanding anything to the contrary contained herein, an Indemnified Party shall be entitled to any statutory, equitable or common law remedy in addition to the foregoing indemnification provisions for any and all claims for or based on willful material misconduct or intentional fraud by Indemnifying Party.

Section 9.6                  Limitation on Indemnification; Mitigation.  Notwithstanding anything to the contrary in this Article IX, an Indemnifying Party shall not have any liability pursuant to Section 9.2 with respect to Adverse Consequences unless and until the aggregate amount of Adverse Consequences exceeds $1,000,000 in the aggregate, whereupon the Indemnifying Party shall be liable for only such portion of the Adverse Consequences exceeding such amount. In no event shall an Indemnifying Party have liability pursuant to Section 9.2 in excess of $4,000,000 in the aggregate.  Each Person entitled to indemnification under this Article IX shall be required to take commercially reasonable steps to mitigate such person’s damages.

ARTICLE X
TERMINATION; REMEDIES

Section 10.1           Termination Events.  This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)                                 Breach.  (i) By the Purchaser or the Company, if a material Breach of any provision of this Agreement has been committed by the other Party which would cause any of the conditions set forth in Articles VII or VIII, as the case may be, not to be satisfied, or (ii) by the Company, if a material breach of any provision of the Guarantee has been committed by the Parent, and such breach has not been waived by the Company or, if such breach is capable of being cured, shall not have been cured within thirty (30) days after written notice thereof shall have been received by the Parent of such breach; and such Breach has not been waived by the non-breaching Party or, if such breach is capable of being cured, shall not have been cured within thirty (30) days after written notice thereof shall have been received by the breaching Party of such Breach; provided that the right to terminate this Agreement pursuant to this Section 10.1(a) shall not be available to the non-breaching Party if at such time the breaching Party would be entitled to terminate this Agreement pursuant to this Section 10.1(a) or if the non-breaching Party is otherwise in material Breach of its obligations hereunder.  For purposes of this Section 10.1(a), a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any certificate delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any material inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

(b)                                 Failure of Condition.

(i)                                     Reserved.

(ii)                                  by the Purchaser or the Company if (i) a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining, or otherwise prohibiting the Contemplated Transactions, or (ii) a Legal Requirement shall be in effect that makes consummation of the Contemplated Transactions illegal or otherwise prohibits or prevents the consummation of the Contemplated Transactions;

(iii)                               by the Purchaser or the Company, if (A) the Company Stockholders Meeting (including any adjournments thereof) shall have been held and completed and (B) the Contemplated Transactions that require Stockholder approval under applicable Legal Requirements or the Company’s certificate of incorporation or bylaws shall not have been approved at such meeting by the required Stockholder vote;

(iv)                              by the Purchaser if (A) the Board shall have failed to recommend that the Stockholders vote to approve the Contemplated Transactions that require Stockholder approval under applicable Legal Requirements or the Company’s certificate of incorporation or bylaws, (B) there shall have occurred a Change in Recommendation, (C) the Board shall have approved, endorsed, or recommended any Acquisition Proposal, (D) the Company shall have failed to include the Board Recommendation in the Proxy Statement or (E) the Company, or any of its Subsidiaries or any Representative of the Company or any of its Subsidiaries, shall have materially violated or breached any of the provisions set forth in Section 6.8 or Section 6.11;

(v)                                 Reserved;

(vi)                              by the Company, if the Chinese Government Approvals have (x) been denied or (y)  not been obtained by the later of January 15, 2015 or the date that is one Business Day prior to the date of the Company Stockholders Meeting; or

(vii)                           by the Company, if the Board has determined to enter into a definitive agreement providing for the implementation of a Superior Proposal, to the extent permitted by, and subject to the terms and conditions of, this Agreement, and, concurrently with such termination, the Company enters into a definitive agreement providing for the implementation of a Superior Proposal and pays the Termination Fee to Purchaser required under Section 10.3(b).

(c)                                  Mutual Consent.  By mutual written consent of the Parties; or

(d)                                 Time.  By either Party if the Closing has not occurred (other than through the failure of the Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) by January 31, 2015, or such later date as the parties may agree upon.

Section 10.2           Effect of Termination.

(a)                                 Each Party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to

Section 10.1, all further obligations of the Parties under this Agreement will terminate, except that the obligations in Sections 6.7, 10.2, and 10.3 will survive any such termination.

(b)                                 Notwithstanding any other provision of this Agreement to the contrary, the Parties agree and acknowledge that the Company’s sole and exclusive remedy in the event this Agreement is terminated by the Company in accordance with Section 10.1(a) hereof following a material Breach by the Purchaser that has not been waived by the Company or cured by the Purchaser shall be the right to retain the Deposit, together with accrued interest thereon from the Effective Date, and all Prior Payments.

Section 10.3           Expenses; Termination Fees.

(a)                                 Except as set forth in this Section 10.3, all costs and expenses incurred in connection with this Agreement and the Contemplated Transactions (including, without limitation, the fees, costs and expenses of its advisers, accountants and legal counsel) shall be paid by the Party incurring such expenses, whether or not the Contemplated Transactions are consummated; provided however that the Company shall make a nonrefundable cash payment to the Purchaser, in an amount equal to the aggregate amount of all fees and expenses that have been paid or that may become payable by or on behalf of the Purchaser in connection with the preparation and negotiation of this Agreement, the Contemplated Transactions, and the Transaction Agreements (the “Expense Reimbursement”) if this Agreement is terminated by the Purchaser in accordance with either Section 10.1(a) or by either the Company or the Purchaser pursuant to Section 10.1(b)(iii) hereof.  Any Expense Reimbursement required under this Section 10.3(a) shall be paid by the Company by wire transfer of immediately available funds to such account as the Purchaser may designate within ten (10) Business Days after such termination by the Purchaser.  Notwithstanding the foregoing, in no event shall the Company be obligated to make any Expense Reimbursements in excess of $500,000 in the aggregate under this Section 10.3(a); and provided further that, in no event shall the Company be required to make any Expense Reimbursements under this Section 10.3(a) following any termination of this Agreement pursuant to Section 10.1(b)(iii) hereof if on or before the date of the Company Stockholders Meeting Parent shall not have received the Chinese Government Approvals or any such Chinese Government Approvals shall have been denied.

(b)                                 The Company agrees to pay the Purchaser (or its designees) $860,000 (the “Termination Fee”) if this Agreement is terminated:

(i)                                     by the Purchaser pursuant to Section 10.1(b)(iv);

(ii)                                  by the Company pursuant to Section 10.1(b)(vii);

(iii)                               by either Party pursuant to Section 10.1(d) and, (A) on or before the date of any such termination an Acquisition Proposal shall have been publicly announced or disclosed, and (B) a definitive agreement is entered into by the Company with respect to an Acquisition Transaction or an Acquisition Transaction is consummated within twelve (12) months of such termination of the Agreement; or

(iv)                              by either Party pursuant to Section 10.1(b)(iii) and (A) on or before the date of the Company Stockholders Meeting an Acquisition Proposal shall have been publicly announced or disclosed, and (B) a definitive agreement is entered into by the Company with respect to an Acquisition Transaction or an Acquisition Transaction is consummated within twelve (12) months of such termination of the Agreement.

(c)                                  Any Termination Fee required to be paid pursuant to any of Sections 10.3(b)(i)-(iii) shall be paid by the Company by wire transfer of immediately available funds to such account as the Purchaser may designate within ten (10) Business Days after termination by the Purchaser or the Company, as the case may be, and any Termination Fee required to be paid pursuant to Section 10.3(b)(iv) shall be paid by the Company by wire transfer of immediately available funds to such account as the Purchaser may designate within ten (10) Business Days after the date the Company enters into a definitive agreement providing for, or consummates, such Acquisition Transaction. Any Termination Fee required to be paid pursuant to this Section 10.3(b) shall be reduced by the amount of any Expense Reimbursement made by the Company pursuant to Section 10.3(a) hereof.

(d)                                 If the Company fails to pay when due any amount payable under this Section 10.3, then (i) the Company shall reimburse the Purchaser for all costs and expenses (including fees of counsel) incurred in connection with the enforcement by the Purchaser of its rights under this Section 10.3, and (ii) the Company shall pay to the Purchaser interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the Purchaser in full) at a rate per annum equal to three-percent (3%) over the “prime rate” (as published in The Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.

(e)                                  The Parties acknowledge that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement.

Section 10.4           Enforcement of Agreement.

(a)                                 Specific Performance.  Subject to Section 10.2(b), the Parties to this Agreement agree that irreparable damage would occur in the event that certain of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise Breached. It is accordingly agreed that, subject in each case to Section 11.11 hereof, (i) prior to the Closing hereunder, the Purchaser shall be entitled to an injunction or injunctions, without the necessity of posting bond, to prevent Breaches of this Agreement by the Company and to enforce specifically the terms and provisions of this Agreement against the Company; (ii) following the Closing hereunder, the Continuing Directors Committee, acting on behalf of the Company, shall be entitled to an injunction or injunctions, without the necessity of posting bond, to prevent Breaches of Section 4.1(d) and Article V of this Agreement by the Purchaser (or any permitted transferee of Purchased Shares, as applicable), and to enforce specifically only such terms and provisions against the Purchaser (or any permitted transferee of Purchased Shares, as applicable); and (iii) except as provided in the foregoing clauses (i) and (ii) of this Section 10.4(a), no Party shall be entitled to pursue any action for specific performance or otherwise seek equitable relief pursuant to this Agreement.  In connection with any action for specific performance or to otherwise seek equitable relief against it pursuant to the immediately preceding sentence of this Section 10.4(a), each of the Parties hereto hereby waives (and agrees not to assert) (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Legal Requirements for the other Party to post a bond or other security as a prerequisite to obtaining equitable relief.

(b)                                 Limitation of Liabilities.

(i)                                     No Consequential or Indirect Damages.  Except as otherwise provided in Section 10.3 or this Section 10.4(b), in no event shall the Parties be liable under this Agreement to any other Party or any third party for any consequential, incidental, indirect, exemplary, special or punitive damages, including any damages for business interruption, loss of use, revenue or profit, whether arising out of Breach, tort (including negligence) or otherwise, regardless of whether such damages were foreseeable and whether or not the breaching Party was advised of the possibility of such damages.

(ii)                                  In no event shall (A) any of the officers, directors, employees, agents, consultants, investment bankers, legal advisors or representatives (each solely in their capacity as such) of the Company or any of their respective Affiliates shall have any personal liability or obligation to the Purchaser or any of its Affiliates arising out of, relating to or otherwise in connection with this Agreement, any other Transaction Document or any of the Contemplated Transactions, or in respect of any statement, representation, warranty or assurance of any kind made by the Company, in each case regardless of the form of action (including breach of warranty, breach of contract, tort, negligence, strict liability, statutory or otherwise); or (B) any of the officers, directors, employees, agents, consultants, investment bankers, legal advisors or representatives (each solely in their capacity as such) of the Purchaser or any of its Affiliates shall have any personal liability or obligation to the Company or any of its Affiliates arising out of, relating to or otherwise in connection with this Agreement, any other Transaction Document or any of the Contemplated Transactions, or in respect of any statement, representation, warranty or assurance of any kind made by the Purchaser, in each case regardless of the form of action (including breach of warranty, breach of contract, tort, negligence, strict liability, statutory or otherwise).

ARTICLE XI
GENERAL PROVISIONS

Section 11.1           Entire Agreement.  This Agreement and the documents and instruments and other agreements among the Parties hereto as contemplated by or referred to herein, including the Transaction Documents and the Disclosure Schedules, constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings, and agreements, whether written or oral, with respect hereto.

Section 11.2           Disclosure Schedules.  All capitalized terms not defined in the Disclosure Schedules shall have the meanings assigned to them in this Agreement. Each representation and warranty of a party in this Agreement is made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth on such party’s Disclosure Schedule. The disclosure of any matter in any section of the Disclosure Schedule shall be deemed to be a disclosure for all purposes of this Agreement and all other sections of the Disclosure Schedule to which such disclosure reasonably would be inferred. The listing of any matter on the Disclosure Schedule shall expressly not be deemed to constitute an admission, or to otherwise imply, that any such matter is material, is required to be disclosed under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any Contract or Legal Requirement shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in the Disclosure Schedule be deemed or interpreted to expand the scope of the representations, warranties and/or covenants set forth in this Agreement.

Section 11.3           Notices.  All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent via facsimile, with confirmation, mailed by registered or certified mail, return receipt requested, or delivered by an express courier, with confirmation, to the parties at the following addresses or at such other address for a Party as shall be specified by like notice:

(a)                                 If to the Company, to:

STR Holdings, Inc.

18 Craftsman Road

East Windsor, Connecticut  06088

Attention:  Alan N. Forman, SVP and General Counsel

E: Alan.Forman@STRHoldings.com

Copy to Counsel:

Philip Flink

Brown Rudnick LLP

One Financial Center

Boston, MA  02111

F:  (617) 289-0427

E:  pflink@brownrudnick.com

or to such other person at such other place as the Company shall designate to the Purchaser in writing; and

(b)                                 If to the Purchaser:

Zhen Fa New Energy (U.S.) Co., Ltd.

2422 W. Remington Place

Chandler, AZ  85286

Attention:  Cindy Lin (Lin Xin), President

Copy Attention to:  Zha Zhengfa, Chairman

E: linxin@zhenfa.com

Copy to Counsel:

Karen Dickinson

Polsinelli PC

One East Washington St., Suite 1200

Phoenix, AZ  85004-2568

F:  (602) 532-7447

E:  kdickinson@polsinelli.com

or to such other person at such other place as the Purchaser shall designate to the Company in writing.

Section 11.4           Headings.  The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

Section 11.5           Assignment.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective heirs, representatives, successors and assigns.

Section 11.6           Waiver of a Jury Trial.  EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

Section 11.7          Severability.  In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

Section 11.8           Rules of Construction; Attorney-Client Privilege.  The Parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and therefore waive the application of any law, rule, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. Additionally, all communications involving attorney-client confidences between the Company and its Affiliates, on the one hand, and Brown Rudnick LLP, on the other hand, relating to the negotiation, documentation and consummation of the Contemplated Transactions shall be deemed to be attorney-client confidences that belong solely to the Company and its Affiliates (and not the Purchaser).  Accordingly, and notwithstanding anything to the contrary in this Agreement or the Transaction Documents, the Purchaser or its Affiliates shall not have access to any such communications or to the files of Brown Rudnick LLP relating to such engagement from and after the Closing Date. Without limiting the generality of the foregoing, from and after the Closing Date, (a) the Company and its Affiliates (and not the Purchaser and its Affiliates) shall be the sole holders of the attorney-client privilege with respect to such engagement, and the Purchaser shall not be a holder thereof, (b) to the extent that files of Brown Rudnick LLP in respect of such engagement constitute property of the client, only the Company and its Affiliates (and not the Purchaser or its Affiliates) shall hold such property rights and (c) Brown Rudnick LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Purchaser or any of its Affiliates by reason of any attorney-client relationship between Brown Rudnick LLP and the Purchaser or otherwise.  Notwithstanding the foregoing, in the event that a dispute arises between the Parties and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Purchaser (including on behalf of its Affiliates) may assert the attorney-client privilege to prevent disclosure of confidential communications by Brown Rudnick LLP to such third party; provided, however, that neither the Purchaser nor any of its Affiliates may waive such privilege without the prior written consent of the Company.

Section 11.9           No Third-Party Beneficiary.  Except as set forth herein, the terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective heirs, representatives, successors and assigns, and it is not the intention of the Parties to confer upon any other person or entity any rights or remedies.

Section 11.10    Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed by the Parties hereto.  Any agreement on the part of a Party hereto to the waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party; provided, however, that after receipt of Stockholder approval, if any such amendment or waiver shall by applicable Legal Requirement or in accordance with the rules and regulations of NYSE require further approval of the Stockholders, the effectiveness of such amendment or waiver shall be subject to the approval of the Stockholders.

Section 11.11    Governing Law; Consent to Jurisdiction.

(a)                                 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the federal law of the United States of America; without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Legal Requirements of any other jurisdiction.

(b)                                 EACH OF THE PURCHASER AND THE COMPANY HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW CASTLE IN THE STATE OF DELAWARE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS INVOLVING ONLY SUCH PARTIES RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE LITIGATED ONLY IN SUCH COURTS.  EACH OF THE PURCHASER AND THE COMPANY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF SUCH COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS

AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH OF THE PURCHASER AND THE COMPANY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE FIFTEEN (15) CALENDAR DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF THE PURCHASER OR THE COMPANY TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(c)                                  In the event that any proceeding, suit or action is instituted to enforce any provision in this Agreement, the prevailing Party in such dispute shall be entitled to recover from the losing Party all fees, costs, and expenses of enforcing any right of such prevailing Party under or with respect to this Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

Section 11.12    Language and Version.  This Agreement may be executed in both English and Chinese.  If any conflict or other inconsistency between the two language versions shall exist, the version written in English shall prevail.  Without limiting the foregoing, all references to “$” shall mean U.S. dollars.

Section 11.13    Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

[The balance of this page is intentionally blank.  Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

STR HOLDINGS, INC.

By:	/s/ Robert S. Yorgensen
Name: Robert S. Yorgensen
Title: President and Chief Executive Officer

ZHEN FA NEW ENERGY (U.S.) CO., LTD.

By:	/s/ Cindy Lin
Name: Cindy Lin
Title: President

EXHIBIT A

Form of Sales Service Agreement

Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K Filed August 12, 2014

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EXHIBIT B

Form of Registration Rights Agreement

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REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of                                   , 2014, by and between STR Holdings, Inc., a Delaware corporation (the “Company”), and Zhen Fa New Energy (U.S.) Co., Ltd., a Nevada corporation (the “Stockholder”).  Each of the Company and the Stockholder may be referred to in this Agreement as a “Party,” and, collectively, as the “Parties.”  Capitalized terms used but not otherwise defined herein have the meanings assigned such terms in Section 9 of this Agreement.

A.                                    The Company and the Stockholder are parties to that certain Stock Purchase Agreement, dated as of August 11, 2014 (the “Purchase Agreement”), pursuant to which the Stockholder is purchasing an aggregate of 27,632,130 shares of Common Stock of the Company (the “Purchased Shares”).

B.                                    In connection with the transactions contemplated by the Purchase Agreement, and pursuant to the terms of the Purchase Agreement, the Parties desire to enter into this Agreement in order to grant to the Stockholder and certain of its permitted transferees certain demand and piggyback registration rights covering the Purchased Shares, all in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Stockholder hereby agree as follows:

1.                                      Demand Registrations.

(a)                                 Short-Form Registrations.  At any time after twelve (12) months following the date hereof, each Holder may request registration under the Securities Act of all or any portion of its Registrable Securities on Form S-3 or any successor form (each, a “Short-Form Registration”), which may, if so requested, be a “shelf” registration under Rule 415 under the Securities Act.  Each request for a Short-Form Registration shall specify the number of Registrable Securities requested to be registered.

(b)                                 Long-Form Registrations.  At any time that a Holder is then eligible to request registration under the Securities Act of all or any portion of its Registrable Securities but where Short-Form Registration pursuant to Section 1(a) of this Agreement is not available to be used by the Company in respect of such proposed registration, but in no event earlier than twelve (12) months following the date hereof, each Holder shall be entitled to request a registration on Form S-1 or any similar form (each, a “Long-Form Registration”)A registration shall not count as one of the permitted Long-Form Registrations unless and until a registration statement relating thereto has become effective under the Securities Act and each requesting Holder is able to register and sell at least fifteen percent (15%) of its Registrable Securities thereunder.

(c)                                  Priority on Demand Registration.  Holders shall have the right to request that a Demand Registration be effected as an underwritten offering at any time, subject to this Section 1 by delivering to the Company a notice setting forth such request and the number of Registrable Securities sought to be disposed of by such Holder in such underwritten offering.  All Holders proposing to participate in such underwriting shall (i) enter into an underwriting

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agreement in customary form with the underwriter(s) selected for such underwriting by a Majority-in-Interest of the Registrable Securities included in such offering, which underwriter(s) shall be reasonably acceptable to the Company, provided that, with respect to such underwriting agreement or any other documents reasonably required under such agreement, (A) no Holder shall be required to make any representation or warranty with respect to or on behalf of the Company or any other stockholder of the Company and (B) the liability of any Holder shall be limited as provided in Section 6(b) hereof, and (ii) complete and execute all questionnaires, powers-of-attorney, indemnities, opinions and other documents required under the terms of such underwriting agreement.   If the managing underwriter(s) for an underwritten offering advise(s) the Company and the Holders in writing that the dollar amount or number of Registrable Securities which the Holders desire to sell, taken together with all other Common Stock or other securities which the Company desires to sell and the Common Stock or other securities, if any, as to which registration has been requested pursuant to written contractual piggyback registration rights held by other stockholders of the Company, if any, who desire to sell or otherwise, exceeds the maximum dollar amount or maximum number of securities that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of securities, as applicable, the “Maximum Threshold”), then the Company shall include in such registration:  (1) first, the Registrable Securities (pro rata in accordance with the number of Registrable Securities which such Holders have requested be included in such underwritten offering, regardless of the number of Registrable Securities or other securities held by each such Person) that can be sold without exceeding the Maximum Threshold; (2) second, to the extent that the Maximum Threshold has not been reached under the foregoing clause (1), the Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Threshold; (3) third, to the extent that the Maximum Threshold has not been reached under the foregoing clauses (1) and (2), the Common Stock or other securities for the account of other Persons that the Company is obligated to register pursuant to written contractual arrangements, if any, with such Persons and that can be sold without exceeding the Maximum Threshold; and (4) fourth, to the extent that the Maximum Threshold has not been reached under the foregoing clauses (1), (2) and (3), the Common Stock that other stockholders desire to sell that can be sold without exceeding the Maximum Threshold to the extent that the Company, in its sole discretion, wishes to permit such sales pursuant to this clause (4).

A request for an underwritten offering may be withdrawn by Holders of a majority of the Registrable Securities proposed to be included in such offering prior to the consummation thereof, and, in such event, such withdrawal shall not be treated as a request for an underwritten offering which shall have been effected pursuant to the immediately preceding paragraph.  In no event will a Demand Registration count as a Demand Registration unless at least fifty percent (50%) of all Registrable Securities requested to be registered in such Demand Registration by the Holders initiating such Demand Registration are, in fact, registered in such registration.

(d)                                 The Company shall not be obligated to effect (i) more than five Long-Form Registrations, (ii) more than one Demand Registration (including any underwritten offering) during any nine-month period or (iii) any Demand Registration unless the number of Registrable Securities sought to be registered on such Registration Statement is at least 1,000,000 shares (subject to adjustment for any stock dividend or stock split or in connection

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with an exchange or combination of shares, recapitalization, merger, consolidation or other reorganization); provided, however, that if the aggregate amount of Registrable Securities shall be less than 1,000,000 shares (subject to adjustment for any stock dividend or stock split or in connection with an exchange or combination of shares, recapitalization, merger, consolidation or other reorganization) the Company shall, upon request by the Holders, register such amount of Registrable Securities on one Registration Statement.

(e)                                  If the filings contemplated herein are not permitted under the rules and regulations promulgated by the Securities and Exchange Commission or by any Commission Guidance, then within thirty (30) days after a written request by one or more Holders to register for resale any additional Registrable Securities owned by such Holders that have not been registered for resale on a “shelf” Registration Statement, the Company shall file a Registration Statement similar to the Registration Statement then effective (each, a “Follow-On Registration Statement”), to register for resale 100%, or such portion as permitted by Commission Guidance (provided that the Company shall use commercially reasonable efforts to advocate with the Securities and Exchange Commission for the registration of all or the maximum number of the Registrable Securities as permitted by Commission Guidance), of such additional Registrable Securities. The Company shall give written notice of the filing of the Follow-On Registration Statement at least twenty-five (25) days prior to filing the Follow-On Registration Statement to all Holders (the “Follow-On Registration Notice”) and shall include in such Follow-On Registration Statement all such additional Registrable Securities with respect to which the Company has received written requests for inclusion therein within twenty (20) days after sending the Follow-On Registration Notice.  Notwithstanding the foregoing, the Company shall not be required to file a Follow-On Registration Statement (i) if it has filed a Follow-On Registration Statement within the prior six-month period, or (ii) if the aggregate amount of additional Registrable Securities requested to be registered on such Follow-On Registration Statement is less than 1,000,000 shares (subject to adjustment for any stock dividend or stock split or in connection with an exchange or combination of shares, recapitalization, merger, consolidation or other reorganization).  The Company shall use commercially reasonable efforts to cause such Follow-On Registration Statement to be declared effective as promptly as practicable after filing such Follow-On Registration Statement.

(f)                                   Notwithstanding any other provision of this Agreement, if any Commission Guidance sets forth a limitation of the number of Registrable Securities to be registered on a particular Registration Statement (notwithstanding the Company’s commercially reasonable efforts to advocate with the Securities and Exchange Commission for the registration of all or a greater number of Registrable Securities), then, unless otherwise directed in writing by a Holder as to its Registrable Securities, the amount of Registrable Securities to be registered on such Registration Statement will be reduced pro rata among the Holders based on the total number of unregistered Registrable Securities held by such Holders.

2.                                      Piggyback Registrations.

(a)                                 Right to Piggyback.  Whenever the Company proposes to register any of its securities under the Securities Act, and the registration form proposed to be used may be used to register the resale of Registrable Securities (each, a “Piggyback Registration”), the Company shall give prompt written notice (in any event at least ten (10) Business Days prior to the

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anticipated filing date of the Registration Statement relating to such registration) to each Holder of its intention to effect such a registration and shall use its commercially reasonable efforts to include in such registration all Registrable Securities with respect to which the Company has received a written request from each Holder for inclusion therein within five (5) Business Days following such Holder’s receipt of the Company’s notice.  All Holders proposing to distribute their securities through a Piggyback Registration that involves an underwriter(s) shall enter into an underwriting agreement in reasonable and customary form with the underwriter(s) selected for such Piggyback Registration, provided that with respect to such underwriting agreement or any other documents reasonably required under such agreement, (i) no Holder shall be required to make any representation or warranty with respect to or on behalf of the Company or any other stockholder of the Company and (ii) the liability of any Holder shall be limited as provided in Section 6(b) hereof and (iii) each Holder shall complete and execute all questionnaires, powers-of-attorney, indemnities, opinions and other documents reasonably required under the terms of such underwriting agreement.  No registration effected under this Section 2 shall relieve the Company of its obligations to effect a Demand Registration required by Section 1. If at any time after giving notice of its intention to register any Company securities pursuant to this Section 3(a) and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company shall give notice to all of the Holders participating in such Piggyback Registration and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration.

(b)                                 Reduction of Offering.  If the managing underwriter(s) for a Piggyback Registration that is to be an underwritten offering advises the Company and the Holders that in their opinion the dollar amount or number of Common Stock or other securities which the Company desires to sell, taken together with Common Stock or other securities, if any, as to which registration has been demanded pursuant to written contractual arrangements with third parties, if any, the Registrable Securities as to which registration has been requested under this Section 2, and the Common Stock or other securities as to which registration has been requested pursuant to the written contractual piggyback registration rights of other stockholders of the Company, exceeds the Maximum Threshold, then the Company shall include in any such registration:

(i)                                     If the registration is undertaken for the Company’s account:  (A)  first, the Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Threshold, and (ii)  second, to the extent that the Maximum Threshold has not been reached under the foregoing clause (A), the Registrable Securities and the Common Stock or other securities proposed to be sold for the account of other Persons that the Company is obligated to register pursuant to any written contractual piggyback registration rights with such Persons and that can be sold without exceeding the Maximum Threshold (pro rata in accordance with the number of Registrable Securities and Common Stock or other securities which such Holders and other Persons have requested be included in such underwritten offering, regardless of the number of Registrable Securities and Common Stock or other securities held by each such Holder or other Person), and

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(ii)                                  If the registration is a “demand” registration undertaken at the demand of one or more Persons other than the Company and any Holder, (A)  first, the Common Stock or other securities for the account of such demanding Persons that can be sold without exceeding the Maximum Threshold; (B)  second, to the extent that the Maximum Threshold has not been reached under the foregoing clause (A), the Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Threshold; and (C)  third, to the extent that the Maximum Threshold has not been reached under the foregoing clauses (A) and (B), the Registrable Securities and the Common Stock or other securities proposed to be sold for the account of other Persons that the Company is obligated to register pursuant to any written contractual piggyback registration rights with such Persons and that can be sold without exceeding the Maximum Threshold (pro rata in accordance with the number of Registrable Securities and Common Stock or other securities which such Holders and other Persons have requested be included in such underwritten offering, regardless of the number of Registrable Securities and Common Stock or other securities held by each such Holder or other Person).

(c)                                  Selection of Underwriters.  If any Piggyback Registration is an underwritten primary offering, the investment banker(s) and manager(s) for the offering shall be selected by the Company.

3.                                      Market Standoff Agreement.

(a)                                 The Company (i) shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the period beginning on the date the Company receives a request for an underwritten offering from any Holder and continuing until sixty (60) days after the commencement of an underwritten offering, unless the underwriters managing the registered public offering otherwise agree after consultation with a Majority-in-Interest, and (ii) shall cause each executive officer and director of the Company and each holder of its Common Stock, or any securities convertible into or exchangeable or exercisable for such Common Stock, purchased from the Company at any time after the date of this Agreement (other than in a registered public offering) to agree not to effect any public sale or distribution (including sales pursuant to Rule 144 under the Securities Act) of any such securities during such period (except as part of such underwritten registration, if otherwise permitted), unless the underwriters managing the registered public offering otherwise agree.

(b)                                 Each Holder of Registrable Securities agrees that in connection with any public offering of the Company’s equity securities, or any securities convertible into or exchangeable or exercisable for such securities, and upon the request of the managing underwriter(s) in such offering, such Holder shall not, without the prior written consent of such managing underwriter(s), during the period commencing on the date that is ten (10) days prior to the consummation of such offering and continuing until sixty (60) days after the commencement of an underwritten offering, (i) offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, hedge the beneficial ownership of or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock (whether such shares or any such

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securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing provisions of this Section 3(b) shall not apply to sales of Registrable Securities to be included in such offering pursuant to Sections 1 and 2, and shall be applicable to the holders of Registrable Securities only if all executive officers and directors of the Company and each holder of its Common Stock, or any securities convertible into or exchangeable or exercisable for such Common Stock, purchased from the Company at any time after the date of this Agreement are subject to the same restrictions. Each holder of Registrable Securities agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the managing underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. Notwithstanding anything to the contrary contained in this Section 3(b), each holder of Registrable Securities shall be released, pro rata, from any lock-up agreement entered into pursuant to this Section 3(b) in the event and to the extent that the managing underwriter or the Company permit any discretionary waiver or termination of the restrictions of any lock-up agreement pertaining to any executive officer, director or other holder of Common Stock.

4.                                      Registration Procedures.

(a)                                 Whenever the Holder has requested that any Registrable Securities be registered pursuant to this Agreement, the Company shall use commercially reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the Holder’s intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:

(i)                                     (A) prepare and file with the Securities and Exchange Commission a Registration Statement with respect to such Registrable Securities as soon as reasonably practicable, but in any event within thirty (30) days following the date of a demand for registration pursuant to Section 1(a) or Section 1(b) of this Agreement, as applicable, and (B) use commercially reasonable efforts to cause such Registration Statement (1) to become effective as soon as practicable, and in any event within ninety (90) days, following the date of filing such Registration Statement (provided that before filing a Registration Statement or prospectus or any amendments or supplements thereto, the Company shall furnish to one counsel selected by Holders of a majority of the Registrable Securities proposed to be included therein copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel) and (2) to remain effective and in compliance with the provisions of the Securities Act until all Registrable Securities (and any other securities, if applicable) covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn;

(ii)                                  respond to written comments received from the Securities and Exchange Commission upon a review of any Registration Statement in a timely manner;

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(iii)                               notify each Holder of the effectiveness of each Registration Statement filed hereunder; by 9:30 a.m. (New York time) on the second Business Day following such effectiveness, file with the Securities and Exchange Commission in accordance with Rule 424 under the Securities Act the final prospectus to be used in connection with sales pursuant to such Registration Statement; and prepare and file with the Securities and Exchange Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith, and otherwise take such actions, as may be necessary to keep such Registration Statement effective until the earlier of (A) the date as of which each Holder may sell all of the Registrable Securities covered by such Registration Statement pursuant to Rule 144 under the Securities Act without limitation, restriction or condition thereunder, and (B) the date on which all of such Registrable Securities have been disposed of by each Holder, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;

(iv)                              furnish to each Holder such number of copies of such Registration Statement, each amendment and supplement thereto, the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents as the Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by each Holder;

(v)                                 if applicable, use commercially reasonable efforts to register or qualify the shares covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as each Holder shall reasonably request and do any and all other acts and things which may be reasonably necessary or advisable to enable each Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Holder (provided that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction);

(vi)                              notify each Holder at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, as expeditiously as possible following the happening of such event, prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(vii)                           without limiting any obligations of the Company under the Purchase Agreement, use its commercially reasonable efforts to (x) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed, if any, if the listing of such Registrable Securities

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is then permitted under the rules of such exchange or (y) secure a designation and quotation of all of the Registrable Securities covered by each Registration Statement on the OTC Bulletin Board;

(viii)                        provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;

(ix)                              enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the Holders or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including effecting a stock split or a combination of shares);

(x)                                 make available for inspection by any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement;

(xi)                              otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Securities and Exchange Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder, and which requirement will be deemed satisfied if the Company timely files complete and accurate information on Forms 10-Q and 10-K and Current Reports on Form 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

(xii)                           in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in such Registration Statement for sale in any jurisdiction, the Company shall use commercially reasonable efforts promptly to obtain the withdrawal of such order;

(xiii)                        use commercially reasonable efforts to cause such Registrable Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the Holders thereof to consummate the disposition of such Registrable Securities;

(xiv)                       permit any Holder who, in the reasonable judgment of the Company upon the advice of counsel, might be deemed to be an underwriter or controlling person of the Company, and, if applicable, any underwriter, a cold comfort letter from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the

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Holders of a majority of the Registrable Securities being sold reasonably request (provided that such Registrable Securities constitute at least ten percent (10%) of the securities covered by such Registration Statement); and

(xv)                          cooperate with each Holder and any broker or dealer through which any such Holder proposes to sell its Registrable Securities in effecting a filing with FINRA pursuant to FINRA Rule 5110 as requested by such Holder.

(b)                                 Each Holder has requested that any Registrable Securities be registered pursuant to this Agreement shall deliver to the Company such requisite information with respect to itself and its Registrable Securities as the Company may reasonably request for inclusion in the Registration Statement (and the prospectus included therein) as is necessary to comply with all applicable rules and regulations of the Securities and Exchange Commission, and that it will promptly notify the Company of any material changes in the information set forth in the Registration Statement furnished by or regarding the Holder or its plan of distribution.

(c)                                  The Holders shall not effect sales of the shares covered by the Registration Statement (i) prior to the withdrawal of any stop order suspending the effectiveness of the Registration Statement, or of any order suspending or preventing the use of any related prospectus or suspending the registration or qualification of any Registrable Securities included in the Registration Statement for sale in any jurisdiction where such shares had previously been registered or qualified or (ii) after receipt of facsimile or other written notice from the Company instructing such Holders to suspend sales to permit the Company to correct or update the Registration Statement or prospectus until such Holder receives copies of a supplemented or amended prospectus that corrects the misstatement(s) or omission(s) referred to above and receives notice that any required post-effective amendment has become effective.

(d)                                 At any time during the term of this Agreement, the Company may determine, in the good faith judgment of its Board of Directors, after consultation with the Company’s legal counsel, that offers and sales under the Registration Statement shall be suspended if (i) it is in the best interests of the Company not to disclose the existence of material facts surrounding any proposed or pending acquisition, disposition, strategic alliance or financing transaction involving the Company, the existence of which the Company has a bona fide business purpose for keeping confidential and the nondisclosure of which in the Registration Statement would reasonably be expected to cause the Registration Statement to fail to comply with applicable disclosure requirements.  Immediately upon making such a determination, the Company shall give notice of such determination to the Holders of such Registrable Securities, upon receipt of which each such Holder agrees that it will immediately discontinue offers and sales of Registrable Securities under the Registration Statement until such Holder receives copies of a supplemented or amended prospectus that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective; provided, that the Company may delay, suspend or withdraw the Registration Statement for such reason for no more than two times during any twelve (12)  consecutive month period and the duration of any such delay, suspension or withdrawal shall not exceed ninety (90) days in the aggregate in any twelve (12) consecutive month period.

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5.                                      Registration Expenses.  All expenses (other than Selling Expenses) incident to the Company’s performance of or compliance with this Agreement, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Company and independent certified public accountants, underwriters (excluding fees, discounts and commissions) and other persons retained by the Company, and reasonable fees and expenses of one counsel for the Holders in connection with any Demand Registration or Piggyback Registration (all such expenses being herein called “Registration Expenses”), shall be borne by the Company.  The Company shall not be liable for any Selling Expenses. As used herein, the term “Selling Expenses” shall mean, collectively, any selling commissions, discounts or brokerage fees. Selling Expenses shall be borne by the respective seller thereof, in proportion to the respective number of shares of Registrable Securities sold by each of them.

6.                                      Holder’s Obligations.  Each Holder covenants and agrees that, in the event the Company informs such Holder in writing that it does not satisfy the conditions specified in Rule 172 and, as a result thereof, such seller is required to deliver a prospectus in connection with any disposition of Registrable Securities, it will comply with the prospectus delivery requirements of the Securities Act as applicable to it (unless an exemption therefrom is available) in connection with sales of Registrable Securities pursuant to the Registration Statement, and shall sell the Registrable Securities only in accordance with a method of distribution described in the Registration Statement.

7.                                      Indemnification.

(a)                                 The Company shall indemnify, to the extent permitted by applicable law, each Holder, its officers, directors, partners, managers, members, investment managers, employees, affiliates, agents and representatives, and each Person who controls each Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable legal expenses) arising out of or based upon (i) any untrue or alleged untrue statement of material fact contained in (or incorporated by reference therein) any Registration Statement, free writing prospectus, prospectus or preliminary prospectus, filing under any state securities (or blue sky) law or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any other law, including any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities pursuant to a Registration Statement, or (iii) any breach or violation of this Agreement; provided, however, that the Company shall not be liable to any such indemnified party in any such case to the extent that (A) such claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in (or incorporated by reference therein) any Registration Statement, free writing prospectus, prospectus or preliminary prospectus, filing under any state securities (or blue sky) law or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact in reliance upon and in conformity with information furnished to the Company by or on behalf of such indemnified party or its Affiliates specifically for use therein, or (B) such claim is related to the use by a Holder or underwriter, if any, of an outdated or defective prospectus after such party has received written notice from the

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Company that such prospectus is outdated or defective.  In connection with an underwritten offering, the Company shall indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

(b)                                 Each Holder shall, severally and not jointly, to the extent permitted by applicable law, indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of Section 15 the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, against any losses, claims, damages, liabilities and expenses (including reasonable legal expenses) arising out of or based upon any untrue or alleged untrue statement of material fact contained in (or incorporated by reference therein) the Registration Statement, free writing prospectus, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements herein not misleading, but only to the extent that such untrue statement or omission was made in reliance upon and in conformity with any information furnished in writing to the Company by such Holder or its representatives by or on behalf of such Holder expressly for use therein; provided that each Holder shall be liable under this Section 6(b) of this Agreement (and otherwise) for only up to the amount of net amount of proceeds actually received by each Holder as a result of the sale of Registrable Securities pursuant to the Registration Statement giving rise to such indemnification obligation.

(c)                                  Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless, in the Company’s reasonable judgment, a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party.  After written notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim, the indemnifying party shall not be subject to any liability for any settlement subsequently made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed).  An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of the Company, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which case the indemnifying party shall be liable for the fees and expenses of one additional firm of attorneys with respect to the indemnified parties. The indemnifying party shall keep the indemnified party reasonably apprised at all times as to the status of the defense or any settlement negotiations with respect to such claim. No indemnifying party shall, without the prior written consent of the indemnified party, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a full release from all liability with respect to such claim.

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(d)                                 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, partner, manager, member, investment manager, employee, affiliate, agent, representative or controlling Person of such indemnified party and shall survive the transfer of Registrable Securities.  The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the indemnified party against the indemnifying party or others, and (ii) any liabilities to which the indemnifying party may be subject pursuant to the law.

(e)                                  If the indemnification provided for in this Section 7 of this Agreement is unavailable to or is insufficient to hold harmless an indemnified party under the provisions above in respect to any losses, claims, damages or liabilities referred to therein, then the indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities to the fullest extent permitted by law; provided, however, that: (i) no Person involved in the sale of Registrable Securities which Person is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) in connection with such sale shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation, and (ii) contribution by each Holder shall be limited in amount to the net amount of proceeds actually received by such Holder from the sale of such Registrable Securities pursuant to the applicable Registration Statement, less the amount of any damages that such Holder has otherwise been required to pay in connection with such sale.

8.                                      Reports under the Exchange Act.  With a view to making available to the each Holder the benefits of Rule 144 under the Securities Act or any other similar rule or regulation of the Securities and Exchange Commission that may at any time permit a Holder to sell securities of the Company to the public without registration (“Rule 144”), at all times during which there are Registrable Securities outstanding that have not been previously (i) sold to or through a broker or dealer or underwriter in a public distribution or (ii) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof, in the case of either clause (i) or clause (ii) in such a manner that, upon the consummation of such sale, all transfer restrictions and restrictive legends with respect to such shares are removed upon the consummation of such sale, the Company agrees to use its commercially reasonable efforts to:

(a)                                 make and keep public information available, as those terms are understood and defined in Rule 144;

(b)                                 file with the Securities and Exchange Commission in a timely manner all reports and other documents required of the Company under the Exchange Act, so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

(c)                                  furnish to each Holder so long as such Holder owns Registrable Securities, promptly upon request, (i) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144 and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the

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Company, and (iii) such other information as may be reasonably requested to permit each Holder to sell such securities pursuant to Rule 144 without registration.

9.                                      Preservation of Rights.  Without the prior written consent of a Majority-in-Interest, the Company shall not, on or after the date of this Agreement, (i) grant any registration rights to third parties which are more favorable than or inconsistent with the rights granted hereunder, or (ii) enter into any agreement, take any action, or permit any change to occur, with respect to its securities that is inconsistent with or violates or subordinates the rights expressly granted to each Holder in this Agreement, such as (A) affecting the ability of each Holder to include the Registrable Securities in a registration undertaken pursuant to this Agreement or (B) affecting the marketability of such Registrable Securities in any such registration (including effecting a stock split or a combination of shares).

10.                               Definitions.

“Affiliate” means (i) any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such other Person, (ii) any executive officer or general partner of such other Person and (iii) any legal entity for which such Person acts as executive officer or general partner, and “control” for these purposes means the direct or indirect power to direct or cause the direction of the management and policies of another Person, whether by operation of law or regulation, through ownership of securities, as trustee or executor or in any other manner.

“Business Day” means any day on which the principal offices of the Securities and Exchange Commission in Washington, DC are open to accept filings.

“Commission Guidance” means (i) any publicly available written guidance or rule of general applicability of the Securities and Exchange Commission staff or (ii) written comments, requirements or requests of the Securities and Exchange Commission staff to the Company in connection with the review of a Registration Statement.

“Common Stock” means the common stock, par value $0.01 per share, of the Company, and includes all securities of the Company issued or issuable with respect to such securities by way of a stock split, stock dividend, or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, or other corporate reorganization.

“Continuing Directors” has the meaning ascribed to such term in the Purchase Agreement.

“Demand Registration” means a Short-Form Registration or a Long-Form Registration.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority, and any agency or authority succeeding to the functions thereof.

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“Holder” means (i) the Stockholder in its capacity as a holder of record of Registrable Securities, (ii) any Affiliate of the Stockholder that is a direct or indirect transferee of Registrable Securities from the Stockholder or any subsequent Holder and (iii) any direct or indirect transferee of transfer of not less than twenty percent (20%) of the initial number of Registrable Securities issued to the Stockholder at the closing of the Purchase Agreement from the Stockholder or any subsequent Holder.

“Majority-in-Interest” means Holders of more than fifty percent (50%) of the Registrable Securities.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

“Registrable Securities” means (i) the Purchased Shares and any other shares of Common Stock held by each Holder, whether on the date of this Agreement or thereafter, and (ii) any other shares of Common Stock issued or issuable with respect to the securities referred to in clause (i) by way of a stock dividend or stock split or in connection with an exchange or combination of shares, recapitalization, merger, consolidation or other reorganization; provided, however, that in the case of a Permitted Assignee, “Registrable Securities” shall not include any securities of the Company held by such Permitted Assignee that were not transferred to such Permitted Assignee in a Permitted Assignment.  For purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire such Registrable Securities (upon conversion or exercise, in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.  As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (A) a Registration Statement covering such securities has been declared effective by the Securities and Exchange Commission and such securities have been disposed of pursuant to such effective Registration Statement, (B) such securities are sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met, (C) such securities are eligible for sale without registration pursuant to Rule 144 (or any similar provisions then in force) under the Securities Act without limitation thereunder on volume or manner of sale, (D) such securities are otherwise transferred and such securities may be resold without subsequent registration under the Securities Act, (E) such securities shall have ceased to be outstanding, or (F) the stock certificates or evidences of book-entry registration relating to such securities have had all restrictive legends removed.

“Registration Statement” means any registration statement of the Company which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the prospectus, amendments, and supplements to such Registration Statement, including post-effective amendments, all exhibits and all materials incorporated by reference in such Registration Statement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

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“Securities and Exchange Commission” means the United States Securities and Exchange Commission, and any governmental body or agency succeeding to the functions thereof.

11.                               Miscellaneous.

(a)                                 Remedies.  Each Party shall be entitled to enforce its rights under any provision of this Agreement specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by applicable law.  The Parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any Party may, in its sole discretion, apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

(b)                                 Termination. All rights and obligations of the Company hereunder other than pursuant to Sections 5 and 7 hereof shall terminate on the date on which no Registrable Securities are outstanding.

(c)                                  Amendments and Waivers.  Except as otherwise provided herein, the provisions of this Agreement may be amended, modified or waived only upon the prior written consent of the Company, a Majority-in-Interest and any Holder that would be materially and disproportionately affected by such an amendment or waiver. Notwithstanding anything herein to the contrary, any amendment, modification or waiver prior to the 2017 Annual Meeting of Stockholders of the Company will require the prior written consent of a majority of the Continuing Directors, if any, on behalf of the Company. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(d)                                 Assignment; No Third Party Beneficiaries.  This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Holders hereunder may be freely assigned or delegated by such Holder in conjunction with and to the extent of (i) any transfer of Registrable Securities to any Affiliate of Stockholder, or (ii) any transfer of not less than twenty percent (20%) of the initial number of Registrable Securities issued to the Stockholder at the closing (a “Permitted Assignment”) under the Purchase Agreement to any Person (such Person, a “Permitted Assignee”) (subject to any contractual obligation of such Holders to the contrary).  This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the Parties and their respective permitted successors and assigns; provided, however, that no such transfer or assignment shall be binding upon or obligate the Company to any such assignee, and no such assignee shall be deemed a Holder hereunder, unless and until the Company shall have received written notice of such transfer or assignment as herein provided and a written agreement of the assignee to be bound by the provisions of this Agreement.  This Agreement is not intended to confer any rights or benefits on any Persons that are not party hereto other than as expressly set forth in Section 7 and this Section 11(d).

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(e)                                  Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(f)                                   Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party to this Agreement and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.  Signatures delivered by electronic methods shall have the same effect as signatures delivered in person.

(g)                                  Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(h)                                 Governing Law; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the internal laws of New York applicable to parties residing in New York, without regard applicable principles of conflicts of law.  Each Party irrevocably consents to the exclusive jurisdiction of any court located within New York County, New York, in connection with any matter based upon or arising out of this Agreement or the matters contemplated hereby and it agrees that process may be served upon it in any manner authorized by the laws of the State of New York for such Persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.  EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(h).

(i)                                     Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) three (3) Business Days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one (1) Business Day after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via facsimile or electronic mail with confirmation of receipt to the Parties to this Agreement at the addresses set forth in the Purchase Agreement (or at such other address for a Party as shall be specified upon like notice).

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(j)                                    Rules of Construction.  The Parties agree that they have each been represented by counsel during the negotiation, preparation and execution of this Agreement (or, if executed following the date hereof by counterpart, have been provided with an opportunity to review the Agreement with counsel) and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(k)                                 Interpretation.  This Agreement shall be construed in accordance with the following rules: (i) the terms defined in this Agreement include the plural as well as the singular; (ii) all references in the Agreement to designated “Sections” and other subdivisions are to the designated sections and other subdivisions of the body of this Agreement; (iii) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision; and (v) the words “includes” and “including” are not limiting.

(l)                                     Language and Version.  This Agreement may be executed in both English and Chinese.  If any conflict or other inconsistency between the two language versions shall exist, the version written in English shall prevail.

[Remainder of page intentionally left blank. Signature Pages Follow.]

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IN WITNESS WHEREOF, the Parties have executed this Registration Agreement on the date first above written.

COMPANY:

STR Holdings, Inc.

By:
Name:
Title:

STOCKHOLDER:

Zhen Fa New Energy (U.S.) Co., Ltd.

By:
Name:
Title:

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EXHIBIT C

Form of Guarantee

Filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K Filed August 12, 2014

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EXHIBIT D

Form of Voting Agreements

1

FORM OF VOTING AGREEMENT

[MANAGEMENT SECURITYHOLDERS]

THIS VOTING AGREEMENT (this “Agreement”), dated August 11, 2014, is by and among                                   (the “Securityholder”), a securityholder of STR Holdings, Inc., a Delaware corporation (“the Company”), and Zhen Fa New Energy (U.S.) Co., Ltd., a Nevada corporation (“Purchaser”).

WHEREAS, Purchaser and the Company propose to enter into a Stock Purchase Agreement (the “Purchase Agreement”) pursuant to which, among other things, Purchaser will purchase from the Company 27,632,130 shares of Common Stock (the “Purchased Shares”);

WHEREAS, the approval by the stockholders of the Company of the issuance of the Purchased Shares and certain other aspects of the Contemplated Transactions is a condition precedent to the consummation of the Contemplated Transactions; and

WHEREAS, as an inducement to and in consideration for the willingness of the Purchaser to enter into the Purchase Agreement, the Securityholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Purchase Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.                                          Certain Definitions. For purposes of this Agreement:

(a) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(b) “Option” means, with respect to any security, any option, warrant, call, subscription, commitment or other contract representing the right to purchase or otherwise receive any such security or any interest in such security.

(c) The Securityholder shall be deemed to “Own” or to have acquired “Ownership” of a security if the Securityholder (i) is the record holder of such security or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security; provided, however, that the Securityholder shall not be deemed to “Own” or to have acquired “Ownership” of any security issuable pursuant to an Option until the actual issuance of such securities (for purposes of clarity, the Securityholder shall, however, be deemed to “Own” such Option).

(d) “Restricted Shares” means the shares of restricted stock of the Company issued under the Company Benefit Plans.

(e) “Shares” means (i) all shares of Common Stock (including any Restricted Shares) Owned by the Securityholder as of the date of this Agreement and (ii) all additional shares of Common Stock (including additional Restricted Shares) of which the Securityholder acquires Ownership during the period from the date of this Agreement until the termination of this Agreement (including through the exercise, vesting or settlement of an Option).

(f) “Subject Securities” means (i) all securities of the Company (including all Shares and all Options to acquire any securities of the Company) Owned by the Securityholder as of the date of this Agreement and (ii) all additional securities of the Company (including additional Shares and additional Options to acquire any securities of the Company) of which the Securityholder acquires Ownership during the period from the date of this Agreement through the termination of this Agreement.

(g) The Securityholder shall be deemed to “Transfer” a security if (i) the Securityholder transfers, assigns, sells, gift-overs, pledges or otherwise disposes (whether by sale, merger, consolidation, liquidation,

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dissolution, dividend, distribution or otherwise) of such security or any interest in such security, (ii) the Securityholder grants any Option for such security or for any interest in such security or (iii) the Securityholder consents to any of the foregoing.

Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Purchase Agreement.

Section 2. Representations and Warranties of the Securityholder. The Securityholder hereby represents and warrants to Purchaser as follows:

(a)                                 Securityholder is the Owner of the Shares and Options indicated on the Schedule I of this Agreement, which are free and clear of any liens, adverse claims, charges or other encumbrances (except as such encumbrances arising under securities laws or for such liens, adverse claims, charges or other encumbrances as would not prohibit Securityholder’s compliance with its obligations pursuant to this Agreement or for such Subject Securities held in prime brokerage accounts or any encumbrances created under any Company Benefit Plan or related agreement). To Securityholder’s knowledge, Securityholder does not beneficially own any securities of the Company other than the Shares and Options indicated on Schedule I of this Agreement. Securityholder has full power and authority to make, enter into and carry out the terms and conditions under this Agreement. The execution and delivery of this Agreement by Securityholder do not, and Securityholder’s performance of its obligations under this Agreement will not: (a) conflict with or violate any order, decree or judgment applicable to Securityholder or to the Subject Securities; or (b) result in any breach of or constitute a default (with notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on, any of the Subject Securities pursuant to any agreement to which Securityholder is a party or by which Securityholder is bound or affected, except in each case as would not prohibit Securityholder’s compliance with its obligations pursuant to this Agreement.

(b) This Agreement has been executed and delivered by the Securityholder, and, assuming due authorization, execution and delivery by Purchaser, constitutes a valid and binding obligation of the Securityholder enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c) There is no action, proceeding or investigation pending or, to the Securityholder’s knowledge, threatened against the Securityholder that questions the validity of this Agreement or any action taken or to be taken by the Securityholder in connection with this Agreement.

Section 3. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Securityholder as follows:

(a) Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Purchaser has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

(b) This Agreement has been duly authorized, executed and delivered by Purchaser, and, assuming due authorization, execution and delivery by the Securityholder, constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c) The execution and delivery of this Agreement and the consummation by Purchaser of the transactions contemplated hereby will not (i) result in a violation of, a default under or conflict with (A) the organizational documents of Purchaser or (B) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Purchaser is a party or by which Purchaser or its assets are bound or

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(ii) violate, or require any consent, approval, or notice under any judgment, order, decree, statute, law, rule or regulation applicable to Purchaser.

Section 4. Transfer of the Subject Securities. Prior to the termination of this Agreement, the Securityholder shall not: (a) Transfer any of the Subject Securities (except as may be specifically required by court order); (b) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Subject Securities; (c) deposit any of the Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to any of the Subject Securities; (d) create or permit to exist any Encumbrance with respect to the Subject Securities; or (e) take any other action that would in any way restrict, limit or interfere with the performance of such Securityholder’s obligations hereunder or the transactions contemplated hereby. Notwithstanding anything to the contrary set forth in this Agreement, Securityholder may Transfer any or all of the Subject Securities by will, operation of law or to any Person who, as a condition to and part of such Transfer, executes and delivers a counterpart to this Agreement or otherwise agrees in writing (in a form and substance reasonably satisfactory to the Purchaser) to join in, be bound by and comply with this Agreement with respect to such Subject Shares.

Section 5. Covenant to Vote. The Securityholder hereby agrees that at any meeting of the stockholders of the Company, however called, and in any written action by consent of stockholders of the Company, unless there shall have occurred a Change in Recommendation in accordance with (and not in breach of) Section 6.11 of the Purchase Agreement or otherwise directed in writing by Purchaser, the Securityholder shall cause the Shares (if any) to be voted and, to the fullest extent legally permitted, cause holders of record of the Subject Securities to vote:

(a) in favor of approval of all proposals submitted by the Company for the approval of the Contemplated Transactions by the Company’s Stockholders; and

(b) against any Acquisition Proposal;

(c) against any action, proposal, transaction or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Purchase Agreement; and

(d) against any other action, proposal, transaction or agreement that would compete with or serve to interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Contemplated Transactions;

provided, however, that nothing in this Agreement shall be deemed to restrict,  prohibit or limit the ability of the Securityholder, in his or her capacity as an officer or director of the Company, from taking any action on behalf of the Company that is expressly permitted by the Purchase Agreement.

Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict the Securityholder from voting the Subject Securities in Securityholder’s sole discretion on any matter other than those matters referred to herein. All rights, ownership and economic benefits of and relating to the Subject Securities shall remain vested in and belong to Securityholder, and neither Purchaser nor any other Person shall have any authority to exercise any power or authority to direct Securityholder in the voting of any of the Subject Securities, except as otherwise specifically provided herein, or in the performance of Securityholder’s duties or responsibilities as a stockholder of the Company.

Section 6. Capacity as Securityholder. The parties agree and acknowledge that Securityholder is signing this Agreement solely in Securityholder’s capacity as an Owner of the Subject Securities. Nothing in this Agreement shall limit or affect any actions taken by Securityholder in his or her capacity as a director or officer of the Company, to the extent this Agreement could be construed to restrict the exercise by Securityholder of his or her fiduciary duties in such capacity.

Section 7. No Solicitation. The Securityholder shall not take any action that the Company is prohibited from taking pursuant to Section 6.8 or 6.11 of the Purchase Agreement, in each case with the limitations

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and exceptions of such provisions that are applicable to the Company or its board of directors being similarly applicable to such Securityholder.

Section 8. Acquisition of Additional Subject Securities. The Securityholder agrees, while this Agreement is in effect, to promptly notify Purchaser of the number of any additional Subject Securities of which the Securityholder acquires Ownership, if any, after the date hereof. Any such Subject Securities shall be subject to the terms of this Agreement as though Owned by the Securityholder on the date hereof.

Section 9. Proxy Statement. The Securityholder hereby authorizes the Company and Purchaser to disclose in any report, filing, announcement or disclosure made with the SEC or otherwise and in the Company Proxy Statement the Securityholder’s identity and ownership of the Subject Securities and the nature of Securityholder’s obligation under this Agreement, provided that Securityholder is provided with a reasonable opportunity to review such disclosure in advance of it being made.

Section 10. Further Assurances. The Securityholder shall, upon request of Purchaser, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Purchaser to be necessary or desirable to carry out the provisions hereof. Without limiting the generality or effect of the foregoing or any other obligation of Securityholder hereunder, Securityholder hereby authorizes Purchaser to deliver a copy of this Agreement to the Company and hereby agrees that the Company may rely upon such delivery as conclusively evidencing the agreements and understandings set forth herein.

Section 11. Termination. This Agreement, and all rights and obligations of the parties hereunder shall terminate on the earlier of: (a) the date the Purchase Agreement is terminated in accordance with its terms; (b) the delivery of written notice of termination hereof by Purchaser; (c) December 31, 2014; (d) the Closing Date or (e) the occurrence of a Change in Recommendation pursuant to Section 6.11 of the Purchase Agreement; provided, however, that (i) nothing herein shall relieve any party from liability for any breach hereof and (ii) this Section 11, Section 6, Section 12 and Section 14 shall survive any termination of this Agreement.

Section 12. Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 13. Stop Transfer Order; Legend. In furtherance of this Agreement, concurrently herewith, the Securityholder hereby authorizes the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to the Subject Securities (and that this Agreement places limits on the voting and transfer of such Subject Securities).

Section 14.                                   Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service, such as Federal Express (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Securityholder, at the address set forth on Schedule I hereto.

If to Purchaser, to:

Zhen Fa New Energy (U.S.) Co., Ltd.

2422 W. Remington Place

Chandler, AZ 85286

Attention: Cindy Lin (Lin Xin), General Manager

Copy Attention to:  Zha Zhengfa, Chairman

E: linxin@zhenfa.com

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Copy to Counsel:

Karen Dickinson

Polsinelli PC

One East Washington St., Suite 1200

Phoenix, AZ 85004-2568

F:  (602) 532-7447

E:  kdickinson@polsinelli.com

or to such other person at such other place as Purchaser shall designate to the Securityholder in writing.

(b) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

(d) Entire Agreement. This Agreement, together with the Purchase Agreement and any other documents and instruments referred to herein and therein, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof. This Agreement is not intended and does not confer upon any Person other than the parties hereto any rights hereunder.

(e) Governing Law; Venue; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. EACH PARTY HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT LOCATED WITHIN THE COUNTY OF NEW CASTLE IN THE STATE OF DELAWARE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE LITIGATED ONLY IN SUCH COURTS. EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF SUCH COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF SUCH COURT IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE FIFTEEN (15) CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF EITHER PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(f) Assignment. Neither this Agreement nor any of the rights and obligations of the parties hereunder may be assigned by Purchaser, on the one hand, or the Securityholder, on the other hand, without the prior written consent of the other, except that Purchaser may assign any of its rights or obligations to any of Purchaser’s Subsidiaries without the prior written consent of the Securityholder. Notwithstanding the foregoing, each of the parties shall remain liable for all of their respective obligations under this Agreement, irrespective of any such assignment. Subject to the first sentence of this Section 14(f), this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and no other Person shall have any right, obligation or benefit hereunder. Any attempted assignment or transfer in violation of this Section 14(f) shall be void.

(g) Severability of Provisions. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in

6

good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions are fulfilled to the extent possible.

(h) Specific Performance. The Securityholder acknowledges that money damages would be an inadequate remedy for any breach of this Agreement by the Securityholder and that the obligations of the Securityholder shall be enforceable by Purchaser through injunctive or other equitable relief.

(i) Amendment. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

(j) Language and Version. This Agreement may be executed in both English and Chinese.  If any conflict or other inconsistency between the two language versions shall exist, the version written in English shall prevail.

[Signature Page Follows]

7

IN WITNESS WHEREOF, Purchaser and the Securityholder have caused this Agreement to be duly executed and delivered as of the date first written above.

SECURITYHOLDER

Name:

ZHEN FA NEW ENERGY (U.S.) CO., LTD.

By:
Name:
Title:

[Signature page to Voting Agreement]

SCHEDULE I

Securityholder’s address:

Common Stock Held of Record or Beneficially Owned	Options and Exercise Prices	Additional Subject Securities Owned

FORM OF VOTING AGREEMENT

[SIGNIFICANT STOCKHOLDER]

THIS VOTING AGREEMENT (this “Agreement”), dated August 11, 2014, is made by and between the entities and individuals identified on Schedule I attached hereto (collectively, the “Securityholder”), each of which is a securityholder of STR Holdings, Inc., a Delaware corporation (the “Company”), and Zhen Fa New Energy (U.S.) Co., Ltd., a Nevada corporation (“Purchaser”).

WHEREAS, Purchaser and the Company propose to enter into a Stock Purchase Agreement (the “Purchase Agreement”) pursuant to which, among other things,  Purchaser will purchase from the Company 27,632,130 shares of Common Stock (the “Purchased Shares”);

WHEREAS, the approval by the stockholders of the Company of the issuance of the Purchased Shares and certain other aspects of the Contemplated Transactions is a condition precedent to the consummation of the Contemplated Transactions; and

WHEREAS, as an inducement to and in consideration for the willingness of the Purchaser to enter into the Purchase Agreement, the Securityholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Purchase Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.                                          Certain Definitions. For purposes of this Agreement:

(a) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(b) “Option” means, with respect to any security, any option, warrant, call, subscription, commitment or other contract representing the right to purchase or otherwise receive any such security or any interest in such security.

(c) The Securityholder shall be deemed to “Own” or to have acquired “Ownership” of a security if the Securityholder (i) is the record holder of such security or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security; provided, however, that the Securityholder shall not be deemed to “Own” or to have acquired “Ownership” of any security issuable pursuant to an Option until the actual issuance of such securities (for purposes of clarity, the Securityholder shall, however, be deemed to “Own” such Option).

(d) “Restricted Shares” means the shares of restricted stock of the Company issued under the Company Benefit Plans.

(e) “Shares” means all shares of Common Stock of the Company.

Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Purchase Agreement.

Section 2. Representations and Warranties of the Securityholder. The Securityholder hereby represents and warrants to Purchaser as follows:

(a) The Securityholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Securityholder has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. The Securityholder has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

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(b) This Agreement has been duly executed and delivered by the Securityholder, and, assuming due authorization, execution and delivery by Purchaser, constitutes a valid and binding obligation of the Securityholder enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c) The execution and delivery of this Agreement and the consummation by the Securityholder of the transactions contemplated hereby will not (i) result in a violation of, a default under or conflict with (A) the organizational documents of the Securityholder or (B) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Securityholder is a party or by which the Securityholder or the Securityholder’s assets (including the Subject Securities) are bound or (ii) violate, or require any consent, approval, or notice under any judgment, order, decree, statute, law, rule or regulation applicable to the Securityholder.

(d) There is no action, proceeding or investigation pending or, to the knowledge of the Securityholder, threatened against the Securityholder that questions the validity of this Agreement or any action taken or to be taken by the Securityholder in connection with this Agreement.

Section 3. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Securityholder as follows:

(a) Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Purchaser has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

(b) This Agreement has been duly authorized, executed and delivered by Purchaser, and, assuming due authorization, execution and delivery by the Securityholder, constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c) The execution and delivery of this Agreement and the consummation by Purchaser of the transactions contemplated hereby will not (i) result in a violation of, a default under or conflict with (A) the organizational documents of Purchaser or (B) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Purchaser is a party or by which Purchaser or its assets are bound or (ii) violate, or require any consent, approval, or notice under any judgment, order, decree, statute, law, rule or regulation applicable to Purchaser.

Section 4. Covenant to Vote. The Securityholder hereby agrees that at any meeting of the Stockholders of the Company, however called, and in any written action by consent of stockholders of the Company, unless there shall have occurred a Change in Recommendation in accordance with (and not in breach of) Section 6.11 of the Purchase Agreement or otherwise directed in writing by Purchaser, the Securityholder shall cause the Shares (if any) that it Owns and is entitled to vote as of the record date for such meeting or consent to vote:

(a) in favor of approval of all proposals submitted by the Company for the approval of the Contemplated Transactions by the Company’s Stockholders;

(b) against any Acquisition Proposal;

(c) against any action, proposal, transaction or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Purchase Agreement; and

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(d) against any other action, proposal, transaction or agreement that would compete with or serve to interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Contemplated Transactions;

provided, however, that nothing in this Agreement shall be deemed to restrict, prohibit or limit the ability of any officer, partner or director of the Securityholder, in his or her capacity as an officer or director of the Company, from taking any action on behalf of the Company that is expressly permitted by the Purchase Agreement.

Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict the Securityholder from (i) voting the Subject Securities in Securityholder’s sole discretion on any matter other than those matters referred to herein, or (ii) transferring or otherwise disposing of any Shares to a third party free of all liens, encumbrances or other obligations under this Agreement, including without limitation, the covenant to vote under Section 4 hereof , it being understood that this Agreement is only an Agreement of the undersigned to vote such Shares that it Owns, if any, as of the applicable record date as provided herein. All rights, ownership and economic benefits of and relating to the Subject Securities shall remain vested in and belong to Securityholder, and neither Purchaser nor any other Person shall have any authority to exercise any power or authority to direct Securityholder in the voting of any of the Subject Securities, except as otherwise specifically provided herein, or in the performance of Securityholder’s duties or responsibilities as a stockholder of the Company.

Section 5. Capacity as Securityholder. The parties agree and acknowledge that Securityholder is signing this Agreement solely in Securityholder’s capacity as an Owner of the Subject Securities. Nothing in this Agreement shall limit or affect any actions taken by any officer, partner or director of the Securityholder, in his or her capacity as a director or officer of the Company, to the extent this Agreement could be construed to restrict the exercise by such individual of his or her fiduciary duties in such capacity.

Section 6. No Solicitation. The Securityholder shall not, and shall not authorize or permit its representatives to, take any action that the Company is prohibited from taking pursuant to Section 6.8 or 6.11 of the Purchase Agreement, in each case with the limitations and exceptions of such provisions that are applicable to the Company or its board of directors being similarly applicable to such Securityholder.

Section 7. Acquisition of Additional Subject Securities. The Securityholder agrees, while this Agreement is in effect, to promptly notify Purchaser of the number of any additional Subject Securities of which the Securityholder acquires Ownership, if any, after the date hereof. Any such Subject Securities shall be subject to the terms of this Agreement as though Owned by the Securityholder on the date hereof.

Section 8. Proxy Statement. The Securityholder hereby authorizes the Company and Purchaser to disclose in any report, filing, announcement or disclosure made with the SEC or otherwise and in the Company Proxy Statement the Securityholder’s identity and ownership of the Subject Securities and the nature of Securityholder’s obligation under this Agreement, provided that Securityholder is provided with a reasonable opportunity to review such disclosure in advance of it being made.

Section 9. Further Assurances. The Securityholder shall, upon request of Purchaser, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Purchaser to be necessary or desirable to carry out the provisions hereof. Without limiting the generality or effect of the foregoing or any other obligation of Securityholder hereunder, Securityholder hereby authorizes Purchaser to deliver a copy of this Agreement to the Company and hereby agrees that the Company may rely upon such delivery as conclusively evidencing the agreements and understandings set forth herein.

Section 10. Termination. This Agreement, and all rights and obligations of the parties hereunder shall terminate on the earlier of: (a) the date the Purchase Agreement is terminated in accordance with its terms; (b) the delivery of written notice of termination hereof by Purchaser to Securityholder; (c) January 31, 2015; (d) the Closing Date or (e) the occurrence of a Change in Recommendation pursuant to Section 6.11 of the Purchase Agreement; provided, however, that (i) nothing herein shall relieve any party from liability for any breach hereof and (ii) this Section 10, Section 5, Section 11 and Section 12 shall survive any termination of this Agreement.

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Section 11. Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 12.                                   Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service, such as Federal Express (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Securityholder, at the address set forth on Schedule I hereto.

If to Purchaser, to:

Zhen Fa New Energy (U.S.) Co., Ltd.

2422 W. Remington Place

Chandler, AZ 85286

Attention:   Cindy Lin (Lin Xin), General Manager

Copy Attention to:  Zha Zhengfa, Chairman

E: linxin@zhenfa.com

Copy to Counsel:

Karen Dickinson

Polsinelli PC

One East Washington St., Suite 1200

Phoenix, AZ 85004-2568

F:  (602) 532-7447

E:  kdickinson@polsinelli.com

or to such other person at such other place as Purchaser shall designate to the Securityholder in writing.

(b) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

(d) Entire Agreement. This Agreement, together with the Purchase Agreement and any other documents and instruments referred to herein and therein, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof. This Agreement is not intended and does not confer upon any Person other than the parties hereto any rights hereunder.

(e) Governing Law; Venue; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. EACH PARTY HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT LOCATED WITHIN THE COUNTY OF NEW CASTLE IN THE STATE OF DELAWARE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE LITIGATED ONLY IN SUCH COURTS. EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF SUCH COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND

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BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF SUCH COURT IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE FIFTEEN (15) CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF EITHER PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(f) Assignment. Neither this Agreement nor any of the rights and obligations of the parties hereunder may be assigned by Purchaser, on the one hand, or the Securityholder, on the other hand, without the prior written consent of the other, except that Purchaser may assign any of its rights or obligations to any of Purchaser’s Subsidiaries without the prior written consent of the Securityholder. Notwithstanding the foregoing, each of the parties shall remain liable for all of their respective obligations under this Agreement, irrespective of any such assignment. Subject to the first sentence of this Section 12(f), this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and no other Person shall have any right, obligation or benefit hereunder. Any attempted assignment or transfer in violation of this Section 12(f) shall be void.

(g) Severability of Provisions. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions are fulfilled to the extent possible.

(h) Specific Performance. The Securityholder acknowledges that money damages would be an inadequate remedy for any breach of this Agreement by the Securityholder and that the obligations of the Securityholder shall be enforceable by Purchaser through injunctive or other equitable relief.

(i) Amendment. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

(j) Language and Version.  This Agreement may be executed in both English and Chinese.  If any conflict or other inconsistency between the two language versions shall exist, the version written in English shall prevail.

[Signature Page Follows]

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IN WITNESS WHEREOF, Purchaser and the Securityholder have caused this Agreement to be duly executed and delivered as of the date first written above.

SECURITYHOLDER:
[NAME OF EACH ENTITY]

By:
Name:
Title:

ZHEN FA NEW ENERGY (U.S.) CO., LTD.

By:
Name:
Title:

[Signature page to Voting Agreement]

SCHEDULE I

SECURITYHOLDER:

[NAME OF EACH ENTITY]

Securityholder’s address:

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